As filed with the Securities and Exchange Commission on January   , 1998

                                                    Registration No. 333-16535

              ----------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D. C.

                                    FORM SB-2

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933


                         AMERICAN BIO MEDICA CORPORATION
                 ----------------------------------------------
                 (Name of small business issuer in its charter)



             New York                       5122                 22-3378935
------------------------------- ---------------------------- -------------------
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number) (Identification No.)


          102 Simons Road, Ancramdale, New York 12503      800-227-1243
          -------------------------------------------------------------
          (Address and telephone number of principal executive offices)


          102 Simons Road, Ancramdale, New York 12503      800-227-1243
--------------------------------------------------------------------------------
(Address of principal place of business or intended principal place of business)

     Stan Cipkowski, 102 Simons Road, Ancramdale, New York 12503 800-227-1243
     -----------------------------------------------------------------------
            (Name, address and telephone number of agent for service)





       Approximate date of commencement of proposed sale to the public:

       As soon as practical after this Registration Statement becomes effective.

                         CALCULATION OF REGISTRATION FEE


                                        Proposed         Maximum
Title of each class         Amount       maximum        aggregate     Amount of
 of securities              to be     offering price    offering    registration
to be registered          registered    per item        price (1)      fee
--------------------------------------------------------------------------------
Common Shares (2)
Underlying conversion      171,429(3)    $3.50          $600,000(3)  $ 181.82
 of "B" Preferred Shares    Shares

Common Shares (2)
Underlying conversion      130,000       $3.50          $455,000     $ 137.88
 of "C" Preferred Shares    Shares
                                                                     --------
                                     Total registration fee          $ 319.70

(1) Estimated for purposes of calculating the registration fee pursuant to Rule 457.

(2)  Any  additional  Common Shares  issuable  pursuant to stock  splits,  stock
     dividends,   conversion  ratio  or  similar  transactions  will  be  deemed registered by this registration statement.

(3) Number of Common Shares underlying conversion of "B" Preferred Shares is rounded up to nearest whole share. Maximum aggregate offering price represents the actual gross proceeds received from the sale of the "B" Preferred Shares.

     The registrant ("Registrant") hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                         AMERICAN BIO MEDICA CORPORATION
                              CROSS REFERENCE SHEET

     Indicating the location in the Prospectus included in this Registration Statement of the Information called for by the Items of Part I of Form SB-2

 Item                Heading                      Caption in Prospectus
-------      -------------------------------      ---------------------
Item  1      Front of Registration Statement
               and Outside Front Cover
               of Prospectus                      Front Cover Page
Item  2      Inside Front and Outside Back
               Cover Pages of Prospectus          Inside Front Cover,
                                                    Inside Back Cover
                                                    Additional Information
Item  3      Summary Information
               and Risk Factors                   Prospectus Summary,
                                                    The Company, Risk Factors
Item  4      Use of Proceeds                      Prospectus Summary,
                                                    Use of Proceeds
Item  5      Determination of Offering Price      Front Cover Page,
                                                    Risk Factors,
Item  6      Dilution                             Dilution
Item  7      Selling Security-Holders             Selling Securityholders
Item  8      Plan of Distribution                 Front Cover Page, Underwriting
Item  9      Legal Proceedings                    Litigation
Item 10      Directors, Executive Officers,
               Promoters and Control Persons      Management
Item 11      Security Ownership of Certain
               Beneficial Owners and              Principal Shareholders
             Management
Item 12      Description of  Securities           Front Cover Page,
                                                    Prospectus Summary,
                                                    Description of Securities
Item 13      Interest of  Named Experts
               and Counsel                        Legal Matters, Experts
Item 14      Disclosure of Commission Position
               on Indemnification For
               Securities Act Liabilities         Description of Securities--
                                                    Commission Position
                                                    on Indemnification
                                                    for Securities Act
                                                    Liabilities
Item 15      Organization Within Last Five Years  Certain Transactions
Item 16      Description of Business              Business
Item 17      Management's Discussion and
                Analysis of Plan of Operation     Management's Discussion
                                                    and Analysis of Results of
                                                    Operations
Item 18      Description of Property              Business
Item 19      Certain Relationships
                and Related Transactions          Certain Transactions
Item 20      Market for Common Equity
                and Related Stockholder Matters   Market for Common Equity
                                                     and Related Shareholder
                                                     Matters
Item 21      Executive Compensation               Management
Item 22      Financial Statements                 Financial Statements
Item 23      Changes in and Disagreement
               With Accountants on Accounting
               and Financial Disclosure           Experts

PROSPECTUS

                        AMERICAN BIO MEDICA CORPORATION

     American Bio Medica Corporation (the "Company") is registering the following securities: up to 171,429 common shares, $.01 par value each ("Common Shares"), subject to conversion ratio, into which 60 series "B" convertible preferred shares, $.01 par value each, ('"B" Preferred Shares'), and 130,000 Common Shares into which 45.5 series "C" convertible preferred shares, $.01 par value each ('"C" Preferred Shares'), subject to conversion ratio, may be converted. (The "B" and "C" Preferred Shares are hereinafter collectively referred to as the "Preferred Shares."). Each Preferred Share is convertible pursuant to the following formula: $10,000 (the purchase price of a Preferred Share) divided by the lesser of $3.50 or 75% of the Market Price. ("Market Price" is defined throughout this prospectus (the "Prospectus") as the average closing price of the Common Shares for the 20 days prior to the date of conversion of the Preferred Shares.) The formula for the conversion of the Preferred Shares has been determined by the Company and the holders thereof and bears no relation to the Company's assets, book value, or any other customary investment criteria, including the Company's prior operating history. (See ""Risk Factors--Determination of Offering Price," "Certain Transactions" and "Description of Securities.")

     The  Common   Shares  have  been  accepted  for  trading  on  the  National
Association of Securities Dealers, Inc. Automatic Quotation Market ("Nasdaq SmallCap"). Nonetheless, there can be no assurance that a public market in the Common Shares will be sustained during the period of exercise of conversion of the Preferred Shares. (See "Risk Factors--No Assurance of Continued Public Market for Common Shares.")

    THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION TO INVESTORS. (SEE "RISK FACTORS" AND "DILUTION.")
                  --------------------------------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") OR
      BY ANY STATE OR JURISDICTION, NOR HAS THE COMMISSION OR ANY STATE OR
      JURISDICTION PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


--------------------------------------------------------------------------------
                                                  Underwriting
                                    Price to     Discounts and     Proceeds to
                                   Public (1)    Commissions(1)     Company(2)
--------------------------------------------------------------------------------
Per Share Underlying Con-
 version of "B" Preferred Shares     $3.50 (3)       $0.28             $3.22
--------------------------------------------------------------------------------
Per Share Underlying Con-
 version of "C" Preferred Shares     $3.50 (3)       $0.35             $3.15
--------------------------------------------------------------------------------
Total Shares Underlying
 Conversion of "B" Preferred
 Shares                           $600,000         $48,000        $  552,000
--------------------------------------------------------------------------------
Total Shares Underlying
 Conversion of "C" Preferred
 Shares                           $455,000         $45,500        $  409,500
--------------------------------------------------------------------------------
               Total            $1,055,000         $93,500        $  961,500
--------------------------------------------------------------------------------

(1) Before deducting estimated expenses of the this offering (the "Offering"), including, but not limited to, legal and accounting fees, fees to regulatory authorities and printing and distribution expenses, which are payable by the Company estimated at $20,000. ("Use of Proceeds.")

(2) Commissions to selling agents were paid upon the sale of the Preferred Shares. All proceeds from the sale of the Preferred Shares have been received by the Company. This registration statement (the "Registration Statement") relates to the conversion of the Preferred Shares into Common Shares.

(3) Assumes conversion price of $3.50. The actual conversion price may be less than $3.50. (See "Description of Securities - Preferred Shares.")


                         AMERICAN BIO MEDICA CORPORATION
                                 102 Simons Road
                           Ancramdale, New York 12503
                                  800-227-1243

                             AVAILABLE INFORMATION

     The Prospectus, which constitutes a part of a registration statement (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), omits certain information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Preferred Shares offered hereby. Statements contained herein concerning provisions of any documents are not necessarily complete, and each statement is qualified in its entirety by reference to the copy of such document filed with the Commission.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Commission. Such reports, proxy statements, and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549-1004; and at the following Regional Offices of the Commission:
Northeast Regional Office, 7 World Trade Center, New York, New York 10007; and Chicago Regional Office, Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549-1004 at prescribed rates. The Commission also maintains a World Wide Web site on the Internet at http://www.sec.gov. that contains copies of reports, proxy and information statements and other information regarding registrants, including the Company, which electronically file reports with the Commission.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to the detailed information, financial statements and related notes appearing elsewhere in the Prospectus including information under the caption "Risk Factors." Each investor is urged to read the Prospectus in its entirety.

     The  Company
     ------------
     The Company is currently in the business of developing, manufacturing and marketing biomedical technologies and products. The Company, from inception to date, has accumulated losses of $2,870,007. The Company currently owns two technologies for screening drugs of abuse, a workplace screening test and a preliminary test for use by laboratories. The Company is marketing its workplace screening test and has produced and delivered in excess of 300,000 units of this test. It has installed equipment with an independent contractor suitable for the mass production of the workplace screening test and has purchased or produced inventories of reagents and other constituent parts of its test kits. It commenced producing its marijuana/cocaine test kit and its five drug (marijuana, cocaine, opiates, PCP and amphetamines) test kit using this machinery in November, 1996. It has secured several significant orders for its workplace screening tests and many smaller orders. On April 14, 1997, the Company received Federal Drug Administration ("FDA") approval of its preliminary laboratory drug test kit and has commenced marketing test kits to laboratories and other medical facilities. In November, 1997, the Company completed development of drug screening tests for benzodiazepines, barbiturates, and tricyclic anti-depressants.

     The Company also owns a patented low cost method for producing Keratin proteins. The uses for such proteins include hardening of finger nails and carrying topical lotions and medicines through the skin. In addition, the Company is developing a saliva test for alcohol consumption. Although the Company has been supplying Keratin proteins on a limited basis for testing by potential customers, the further development or marketing of its Keratin technology and its saliva test for alcohol consumption cannot be predicted. The Company's present intention is to concentrate on production and marketing of its workplace and laboratory drug tests.

     The Company may develop or acquire additional drug testing or biomedical technologies or products in the future and/or may acquire a technology-based company or an interest in a technology-based company. However, as of the date of the Prospectus, it has not yet identified any technologies which it desires to develop or acquire or companies or interests in companies it desires to acquire.

     From its inception in 1986 until 1991, the Company, a New York corporation, was involved in marketing educational books and software to schools and municipal libraries and audiovisual educational packages to corporations throughout the United States. In 1991, the Company reduced its concentration in this market because of heightened competition, increasing costs of doing business and slow collections from municipalities and commenced seeking new technologies in emerging medical markets. However, the Company has continued one small segment of its original business, that of selling audiovisual packages to libraries.

     The Company's headquarters are located at 102 Simons Road, Ancramdale, New York 12503. Its telephone number at that address is 800-227-1243 and its fax number is 518-329-4156. Its e-mail address is abmc@taconic.net.

     Securities
     ----------

     Common Shares
     -------------
     The Company is authorized to issue 30,000,000 common shares, $.01 par value per share. As of October 31, 1997, 13,793,541 Common Shares have been issued. (See "Description of Securities - Common Shares.")

     Preferred  Shares
     -----------------
     The Company is authorized to issue 5,000,000 preferred shares, $.01 par value per share, with such designations, rights and preferences as may be determined by the Board of Directors. In September, 1996, the Company sold 150 "A" Preferred Shares, all of which were converted into an aggregate of 633,073 Common Shares. The Company has sold 60 "B" Preferred Shares and 45.5 "C" Preferred Shares. Each Preferred Share may be converted into Common Shares pursuant to the following formula: $10,000 divided by the lesser of $3.50 or 75% of the Market Price of the Common Shares at the date of conversion. As of the date of the Prospectus, no "B" or "C" Preferred Shares have been converted into Common Shares. (See Front Cover Page, "Description of Securities--Preferred Shares" and Financial Statements--Footnotes.)

     Options
     -------
     The Company has issued 500,000 "A" Options which are exercisable at $1.00 through March 14, 1999 and 500,000 "B" Options, which are exercisable at $2.00 through March 14, 1999. Until a registration statement relating to the Common Shares underlying the Options is effective, certificates representing the shares for which the Options are exercised will bear a legend restricting transfer in the absence of an effective registration with the Commission or an exemption therefrom. No "A" or "B" Options have been exercised. (See "Description of Securities--Options.")

     The Company has adopted the Fiscal 1996 Nonstatutory Stock Option Plan (the "Fiscal 1996 Plan") and the Fiscal 1998 Nonstatutory Stock Option Plan (the "Fiscal 1998 Plan"). 2,000,000 Common Shares have been reserved under the Fiscal 1996 Plan and 1,000,000 Common Shares under the 1998 Plan. The Plan is administered by the Board of Directors which has established an options committee of the Board of Directors consisting of Stan Cipkowski, President, Edmund Jaskiewicz, Executive Vice-President and Secretary, and Jay Bendis, Vice-President, for that purpose.

     The Company has issued 1,957,000 options pursuant to the Fiscal 1996 Plan. All options were exercisable for a period of three years at $3.00 per share. As of the date of the Prospectus, 732,645 options have been exercised for an aggregate exercise price of $2,197,935. No options have been issued pursuant to the Fiscal 1998 Plan. (See "Certain Transactions.")

     Warrants
     --------
     The Company has issued 24,712 common share purchase warrants (the "Warrants"). The Warrants are exercisable at $3.00 per share for a period of two years from the date of an effective registration statement relating to the underlying Common Shares. A registration statement was filed with the Commission and has become effective. However, as of the date of the Prospectus, no Warrants have been exercised. (See "Description of Securities--Warrants.")

     Securities Registered
     ---------------------
     The Common Shares into which the "B" and "C" Preferred Shares may be converted are being registered herein. The minimum number of shares will be 301,249; the maximum number of shares will depend on the Market Price of the Common Shares. (See Front Cover Page, "Risk Factors," and "Description of Securities").

     Dilution
     --------
     If all the Preferred Shares are converted into Common Shares at $3.50 per share, there will be 14,145,208 Common Shares outstanding. Persons who convert their Preferred Shares will own 301,429 Shares or 2.1% of the issued Common Shares. The number of Common Shares into which the Preferred Shares are convertible will vary depending on the Market Price of the Common Shares (See "Description of Securities--Preferred Shares," "Dilution" and "Capitalization.")

     Certain Risk Factors
     --------------------
     Conversion of the Preferred Shares into Common Shares and the purchase of the Common Shares involves substantial risks due to the highly speculative nature of the Company's business. Holders of Preferred Shares ("Selling Securityholders") as well as investors in the Common Shares should review the entire Prospectus, particularly the "Risk Factors."

     Determination of Conversion Price
     ---------------------------------
     The formula for the conversion of the Preferred Shares has been determined by the Company and the holders thereof and bears no relation to the Company's assets, book value, or any other customary investment criteria, including the Company's prior operating history. (See "Determination of Offering Price.")

                          SUMMARY FINANCIAL INFORMATION
                     For the year ended April 30, 1997 and
                      the six months ended October 31, 1997
      --------------------------------------------------------------------
                                        April 30, 1997      October 31, 1997
                                                                Unaudited
                                        --------------      ----------------
Statement of Operations Data:
Sales                                  $    610,876        $   1,273,724
Cost of sales                               259,862              501,338
Gross Profit                                351,014              772,386
Operating expenses                        1,039,015              839,301
Operating loss                             (688,001)             (66,915)
Other income (expense) - net                182,680              103,900
Net profit (loss)                          (505,321)              36,985
Net loss per common share
  primary                              $       (.04)       $         .00
Shares used in computing
  net profit (loss) per share            13,379,507           13,793,541
Net profit (loss) per common
 share fully diluted                   $       (.04)       $         .00
Shares used in computing
  fully diluted                          13,731,174           14,145,208
Cash dividends per share                      -0-                  -0-

                                                             As adjusted (1)
                                  As of October 31, 1997  As of October 31, 1997
                                  ----------------------  ----------------------
Balance Sheet Data:
Current assets                         $  4,740,281        $   4,740,281
Current liabilities                         168,691              168,691
Working capital                           4,571,590            4,571,590
Total assets                              4,911,871            4,911,871
Long term debt,
  less current portion                        -0-                  -0-
Accumulated deficit                      (2,870,007)          (2,870,007)
Stockholders' equity                      4,743,180           $4,743,180

------------------------------
1. Assumes conversion of Preferred Shares. The number of Common Shares into which the Preferred Shares may be converted has been taken for purposes of this table as 301,429 Common Shares ($3.50 per share). The formula for conversion per Preferred Share is $10,000 (the purchase price of a Preferred Share) divided by the lesser of $3.50 or 75% of the Market Price on the date(s) of conversion. The actual number of Common Shares into which the Preferred Shares are converted may be greater than this number.

                                  RISK FACTORS

     Except for the description of historical facts contained herein, the Prospectus contains certain forward looking statements that involve risks and uncertainties as detailed herein and from time to time in the Company's filings with the Commission and elsewhere. Forward looking statements herein are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on Management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. These factors include, among others, the Company's fluctuations in sales and operating results, risks associated with international operations and regulatory, competitive and contractual risks and product development.

     CONVERSION OF THE PREFERRED SHARES INTO COMMON SHARES AND PURCHASE OF COMMON SHARES IS HIGHLY SPECULATIVE, INVOLVES A HIGH DEGREE OF RISK AND SHOULD BE MADE ONLY BY INVESTORS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. A HOLDER OF PREFERRED SHARES OR A PROSPECTIVE PURCHASER, PRIOR TO MAKING A CONVERSION OR AN INVESTMENT DECISION, SHOULD CAREFULLY CONSIDER, ALONG WITH OTHER MATTERS REFERRED TO HEREIN, THE FOLLOWING RISK FACTORS:

     1. Limited  Operating  History.

     Although the Company was formed in 1986, as far as the development, manufacture and sale of drug testing kits are concerned, it has extremely limited operational history upon which investors may base an evaluation of its performance or any assumption as to the likelihood that the Company will be profitable. (See "Business.") The Company's prospects must be considered in light of the risks, expenses, delays, problems and difficulties frequently encountered in the establishment of a new business, the development and commercialization of new products based on innovative technology and the competitive environment in which the Company operates. Since the Company's entry into the biomedical business, the Company has generated limited revenues. There can be no assurance that the Company will be able to generate significant revenues or achieve profitable operations. (See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Financial Statements.)

     2. Technological Factors; Uncertainty of Product Development; Unproven Technology.

     Although the Company's development efforts relating to the technological aspects of the workplace drug testing kit are completed, the Company is continually seeking to refine and improve its design and performance and to develop additional versions. In addition, the Company plans to perfect its laboratory drug test kit, its saliva alcohol level test kit and its Keratin production technology. The Company's efforts remain subject to all of the risks inherent in new product development, including unanticipated technical, regulatory or other problems which could result in material delays in product development or commercialization or significantly increased costs. The Company may be required to commit considerable additional efforts, time and resources to develop of production versions of its additional products. The Company's success will depend upon such products meeting targeted product costs and performance, and may also depend upon their timely introduction into the marketplace. There can be no assurance that development of the Company's proposed products will be successfully completed on a timely basis, if at all, that they will meet projected price or performance objectives, satisfactorily perform all of the functions for which they are being designed, or prove to be sufficiently reliable in widespread commercial application. Moreover, there can be no assurance that unanticipated problems will not arise with respect to technologies incorporated into its test kits or that product defects will not become apparent after commercial introduction of its additional tests. In the event that the Company is required to remedy defects in any of its products after commercial introduction, the costs to the Company could be significant, which could have a material adverse effect on the Company revenues or earnings. (See "Business.")

     3. Uncertainty of Continued Market Acceptance.

     The Company's workplace drug test kit has been well received by potential customers, including corporations, distributors and correctional institutions. However, although the Company has received and is confident of receiving additional large initial orders from customers in those categories, its success is contingent on the receipt of reorders from these customers and orders from new customers. (See "Business.") To date, the Company has generated limited revenues from sales of its workplace drug test kits. As is typically the case with an emerging company, demand and market acceptance for newly introduced products is subject to a high level of uncertainty. Achieving continued market acceptance for its workplace drug tests will require substantial marketing efforts and expenditure of significant funds to inform potential distributors and customers of the distinctive characteristics, benefits and advantages of its kits. There can be no assurance that its drug test kits will become generally accepted or that the Company's efforts will result in successful product commercialization or initial or continued market acceptance for its drug testing products. (See "Business--Marketing and Sales.")

     4. Competition in the Drug Testing Market; Technological Obsolescence.

     The Company faces competition for every existing and proposed product from drug manufacturers and other manufacturers of drug test kits. Some of its competitors are well known and have far greater financial resources than the Company. To the best of Management's knowledge, and in its opinion, no competitors have introduced products which equal the ease of use combined with the accuracy of the Company's drug test kits. (See "Business--Competition.") The markets for drug test kits and related products are highly competitive. There can be no assurance that other technologies or products which are functionally similar to those of the Company are not currently under development. In addition, there can be no assurance that other companies with the expertise or resources that would encourage them to attempt to develop or market competing products will not develop new products directly competitive with the Company's drug test kits. Despite the protections which would be available to the Company in the event its pendind application for a esign patent is granted, the Company expects other companies to attempt to develop technologies or products which will compete with the Company's products. See "Business--Competition.")

     5. Dilution as a Result of Conversion of Preferred Shares.

     The number of Common Shares into which the outstanding Preferred Shares, in the aggregate, will be convertible will be $1,055,500 divided by the lesser of $3.50 or 75% of the Market Price. The number of Common Shares into which the Preferred Shares will be convertible assumes that the average Market Price on the date(s) of conversion will be at least $4.67. Since the market price on the date of the Prospectus exceeds $4.67, it is assumed that the number of Common Shares into which the Preferred Shares will be convertible is 301,429. However, there is a distinct possibility that the Market Price will be less than $4.67 and, thus, the number of shares to be issued upon conversion of the Preferred Shares will exceed 301,429 representing a conversion price less than the purchase price per share of many shareholders (See Front Cover Page and "Dilution.")

     6. Possible Inability to Find and Attract Qualified Personnel.

     The Company currently has sufficient management expertise and depth to develop its business. It has recently added marketing and manufacturing management and has added to its scientific advisory board. However, it will need additional skilled and dedicated marketing personnel as well as technical and production personnel in the future. There is no guarantee that the Company can retain its present staff or that capable personnel with relevant skills will be available. (See "Management.")

     7. Dependence on Management.

     The Company is dependent on the expertise and experience of Stan Cipkowski, President, Jay Bendis, Vice-President-Marketing, and Douglas Casterlin, Vice-President and General Manager, for its operations. The loss of Messrs. Cipkowski, Bendis and Casterlin, or any of them, will seriously inhibit the Company's operations. (See "Management.")

     8. Possible Adverse Changes in Regulatory Framework.

     Approval from the FDA is not required for the sale of a workplace drug test kits, but is required for the clinical drug test kit. The Company has applied for approval for and has received "510(k)" approval from the FDA for its drug test kit. However, regulatory standards may change in the future and there is no assurance that if and when the Company applies for additional approvals from the FDA they will be granted. (See "Business-FDA Approval/Patent Applications.")

     9. Sales of Common Shares at Below the Conversion Price/Dilution.

     Principal shareholders and certain investors acquired their Common Shares at prices substantially below the conversion price of the Preferred Shares. Thus, when all the Preferred Shares are converted into Common Shares, there will be an immediate substantial dilution to holders of Preferred Shares in the book value of each Common Share, and the principal shareholders and certain investors will realize an immediate increase thereon. (See "Dilution.")

     10. Restricted Resale of the Securities.

     6,436,702 Common Shares presently issued and outstanding as of the date hereof are "restricted securities" as that term is defined under the Securities Act of 1933, as amended, (the "Securities Act") and in the future may be sold in compliance with Rule 144 of the Securities Act, or pursuant to a Registration Statement filed under the Securities Act. Rule 144 provides, in essence, that a person holding restricted securities for a period of one year may sell those securities in unsolicited brokerage transactions or in transactions with a market maker, in an amount equal to one percent of the Company's outstanding Common Shares every three months. Sales of unrestricted shares by affiliates of the Company are also subject to the same limitation upon the number of shares that may be sold in any three month period. If all the Preferred Shares are converted into Common Shares, the holders of the restricted shares may each sell 58,623 shares during any three month period. Additionally, Rule 144 requires that an issuer of securities made available adequate current public information with respect to the issuer. Such information is deemed available if the issuer satisfies the reporting requirements of sections 13 or 15(d) of the Securities and Exchange Act of 1934 (the "Securities Exchange Act") or of Rule 15c2-11 thereunder. Rule 144(k) also permits the termination of certain restrictions on sales of restricted securities by persons who were not affiliates of the Company at the time of the sale and have not been affiliates in the preceding three (3) months. Such persons must satisfy a two (2) year holding period. There is no limitation on such sales and there is no requirement regarding adequate current public information. Investors should be aware that sales under Rule 144 or 144(k), or pursuant to a Registration Statement filed under the Act, may have a depressive effect on the market price of the Company's securities in any market which may develop for such shares. (See "Description of Securities.")

     11. Preferred Shares; Convertibility into Common Shares; Dilution.

     The Company has the authority to issue up to 5,000,000 Shares of Preferred Stock with such designations, rights and preferences as may be determined by the Board of Directors. The Company is empowered, without further shareholder approval, to issue Preferred Shares with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Common Shares. The Company, as of the date of the Prospectus, has issued and outstanding 105.5 Preferred Shares which are convertible into a minimum of 301,429 Common Shares. (See "Risk Factors--Dilution as a Result of Conversion of Preferred Shares," "Certain Transactions" and "Description of Securities--Preferred Shares.")

     12. Need for Additional Financing.

     The Company expects that its cash on hand will be sufficient to fund the Company's proposed operations for at least 36 months from the date of the Prospectus. This estimate is based on certain assumptions and there can be no assurance that unanticipated unbudgeted costs will not be incurred. Future events, including the problems, delays, expenses and difficulties which may be encountered in establishing and maintaining a substantial market for the Company's drug test kits and other technologies could make cash on hand insufficient to fund the Company's proposed operations. There can be no assurance that the Company will be able to obtain any necessary additional financing on terms acceptable to it, if at all. In addition, financing may result in further dilution to the Company's then existing stockholders. The Company has no established borrowing arrangements or available lines of credit. (See "Management's Discussion and Analysis of Financial condition and Results of Operations.")

     13. No Dividends.

     The payment of dividends rests within the discretion of the Company's Board of Directors. No dividends have been paid on the Common Shares and the Company does not anticipate the payment of cash dividends in the foreseeable future. If the operations of the Company become profitable, it is anticipated that, for the foreseeable future, any income received therefrom would be devoted to the Company's future operations and that cash dividends would not be paid to the Company's shareholders. (See "Business--Dividend Policy.")

     14. Control by Management.

     After conversion of the Preferred Shares, assuming the Preferred Shares are converted into 301,429 Common Shares (see "Dilution"), Management of the Company will own approximately 45.2% of the outstanding Common Shares and will be in a position to control the election of the Board of Directors. The certificate of incorporation of the Company does not provide for cumulative voting and, as a result, purchasers of the Company's securities will not be able to elect any directors or exert any control over the general policies of the Company. (See "Description of Company's Securities--Description of Common Stock.")

     15. Ability to Retain and Attract Market Makers.

     The Common Shares have recently begun trading on the Nasdaq SmallCap Market. In the event that the market makers cease to function as such, public trading in the Company's Shares will be adversely affected or may cease entirely. Presently, market makers for the Company's Common Shares include GVR Co., Fahnestock & Co., Inc., Hill Thompson Magid & Co., J.B. Oxford & Co. Kalb Voorhis & Co., Nash Weiss & Co., Inc., Paragon Capital Corp., Troster Singer
Corp., Comprehensive Capital Corp., Herzog, Heine, Geduld, Inc., Mayer & Schweitzer, Inc., Knight Securities, Ltd., Naib Trading Corp., National Financial Securities Corp., Sharpe Capital, Inc. and Wien Securities Corp., Sherwood Securities Corp., H. J. Meyers & Co., Inc., M. H. Meyerson & Co., Inc., National Financial Service Corp.

     16. Anti-Takeover Provisions in Certificate of Incorporation.

     The Company's certificate of incorporation authorizes the issuance of 5,000,000 Preferred Shares. The Board of Directors has the authority, without further action by the Common Shareholders, to issue Preferred Shares from time to time in one or more classes or series, to fix the number of shares constituting any class or series and the stated value thereof, if different from the par value, and to fix the terms of any such series or class, including dividend rights, dividend rates, conversion or exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price and the liquidation preference of such class or series. Thus, the Board of Directors, in order to avoid a hostile takeover, could issue Preferred Shares with supervoting rights, conversion rights into Common Shares, liquidation preference or a combination of rights and preferences which could inhibit success of such attempt. (See "Description of Securities--Preferred Shares.")

     17. Determination of Conversion Price.

     The formula for the conversion of the Preferred Shares into Common Shares has been determined by the Company and the holders thereof and bears no relation to the Company's assets, book value, or any other customary investment criteria, including the Company's prior operating history. (See Front Cover Page.)

     18. No Assurance of Continued Public Market for Common Shares

     Although the Common Shares have been accepted for trading on the Nasdaq SmallCap market, there is no assurance that an active trading market will be sustained. (See "Front Cover Page and "Description of Securities--Common Shares."

     19. Patents and Trademarks

     The Company has applied for design patents on its drug test kits and for a trademark on "The Rapid Drug Screen" in the United States, European Common Market and Japan. There is no assurance that the patents will be granted or the trademark registered. (See "Business--Patents and Trademarks.")

                                 DIVIDEND POLICY

     Since its inception, the Company has not paid any dividends on its Common Shares. The Company intends to retain future earnings, if any, that may be generated from the Company's operations to help finance the operations and expansion of the Company and accordingly does not plan to pay dividends to Shareholders. Any decision as to the future payment of dividends will depend on the results of operations and financial position of the Company and such other factors as the Company's Board of Directors, in its discretion, deems relevant. (See "Risk Factors--No Dividends.")

                                   DILUTION

     The  following  table  sets  forth  the  differences   among  the  existing
shareholders of the Company, including holders of Preferred Shares, the total consideration paid and the average price per Common Share paid.

                          Number                                       Average
                         of Common   Percent     Dollar     Percent     Price
                          Shares    of Total     Amount     of Total  Per Share
                        ----------  --------   ----------   --------  ---------
Common  Shares          13,793,541,   97.5%    $6,558,187     66.3%     $0.48
105.5 Convertible
    Preferred Shares*      301,429     2.5%    $1,055,000     33.7%     $3.50
                        ----------   ------    ----------    -----      -----
Total  Common  Shares*  14,094,970   100.0%    $7,613,187    100.0%     $0.54
----------------------
* The number of Common Shares into which the Preferred Shares may be converted has been taken, for purposes of this table, as 301,429 Common Shares, assuming an average conversion price of $3.50 per share. The formula for conversion is $1,055,000 (the aggregate purchase price of the Preferred Shares) divided by the lesser of $3.50 or 75% of the Market Price on the date(s) of conversion. The actual number of Common Shares into which the Preferred Shares are converted may be greater than this number.

                                   CAPITALIZATION

     The table below sets forth the capitalization of the Company as at October 31, 1997 on an historical basis and as adjusted to give effect of the exercise of the Warrants and conversion of the Preferred Shares.

                                 As Adjusted for
                                                              Exercise of
                                                              Conversion of
                                          Historical Basis  Preferred Shares*
                                          ----------------  -----------------
Long Term Liabilities                       $         0          $        0

Stockholders' Equity

  Common Shares, $.01 par value
  per share, authorized 30,000,000
  shares, issued and outstanding
  13,793,541 shares at October 31,
  1997; 14,094,978 Common Shares will
  be issued and outstanding after
  conversion of the Preferred Shares.            137,935             140,950

  Preferred Shares, $.01 par value
  per share, authorized 5,000,000
  Shares, issued and outstanding
  105.5 Preferred Shares at October
  31, 1997 (1); after conversion of
  the Preferred Shares, there will be
  -0- Preferred Shares outstanding.                   2                    0

  Additional paid in capital                  7,475,250            7,472,237

  Accumulated deficit                        (2,870,007)          (2,870,007)
                                            ------------         ------------
    Total stockholders' equity              $ 4,743,180          $ 4,743,180
                                            ------------         ------------
          Total Capitalization              $ 4,743,180          $ 4,743,180
                                            ============         ============
--------------------
* Assumes conversion of Preferred Shares. The number of Common Shares into which the Preferred Shares may be converted as been taken for purposes of this table at 301,429 Common Shares. The actual number of Common Shares into which the Preferred Shares are converted may be greater than this number

                             SELECTED FINANCIAL DATA

     The selected unaudited financial data of the Company set forth below for the six months ended October 31, 1997.

                                      Six Months Ended October 31, 1997
                                      ---------------------------------
Statement of Income Data:
Net Sales                                   $  1,273,724
Cost of Goods Sold                               501,338
Gross Profit                                     772,386
Total Operating Expenses                         839,301
Profit (Loss) From Operations                   ( 66,915)
Other Income (Expenses)                          103,900
Net profit                                        36,985
Net Loss Per Share Primary                  $        .00
Common Shares Outstanding                     13,793,541
Net Loss Per Share Diluted                  $        .00
Common Shares Outstanding
   Assuming conversion of
   convertible preferred shares               14,094,970

                          As of October 31, 1997     As Adjusted (Pro-forma)*
                          ----------------------     ------------------------
Balance  Sheet  Data
  Working  Capital             $ 4,571,590                 $ 4,571,590
  Total Assets                   4,911,871                   4,911,871
 Total  Liabilities                168,691                     168,691
  Shareholders' Equity           4,743,180                   4,743,180

------------------------
* Assumes conversion of Preferred Shares. The number of Common Shares into which the Preferred Shares may be converted has been taken for purposes of this table at 301,429 Common Shares. The formula for calculating the number of Common Shares is $1,055,000 (the aggregate purchase price of the Preferred Shares) divided by the lesser of $3.50 or 75% of the Market Price on the date(s) of conversion. The actual number of Common Shares into which the Preferred Shares are converted may be greater than this number.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
                 for the years ended April 30, 1996 and 1997 and
              the six-month periods ended October 31, 1996 and 1997

     Development Stage Activities
     ----------------------------
     Until 1991, the Company was involved in marketing educational books and software to schools and municipal libraries and audiovisual educational packages throughout the United States. In 1991, the Company reduced its concentration on this market because of competition, increasing costs of doing business and slow collections from municipalities and sought new technologies in emerging markets. The Company has continued one small segment of its original business, that of selling audiovisual packages to libraries.

     The Company was considered to be a development stage company with little operating history subsequent to its commencement of development of its newly acquired biomedical technologies which are, at present, its core business. These activities have been funded through the sale of convertible debentures aggregating $1,425,500 which were subsequently converted to Common Shares at $.75 per share, and through the exercise of 143,000 "A" Options at $1.00 per share and 32,000 "B" Options at $1.00 per share aggregating $175,000. In addition, the Company sold 150 Preferred Shares at $10,000 per share for an aggregate consideration of $1,500,000 and net proceeds of $1,405,000, all of which were converted into an aggregate of 633,073 Common Shares. As of October 31, 1997, the Company had also issued 697,445 Common Shares for an aggregate consideration of $2,092,186 through the exercise of nonstatutory stock options. The Company also sold 105.5 "B" and "C" Preferred Shares for an aggregate gross consideration of $1,055,000 and net consideration of $949,600. Because the Company's drug test kits are in commercial production and the Company has, according to Management, adequate resources to adequately fund its operations and has completed research and development of its present product line, the Company no longer considers itself a development stage company.

     In order to support increased levels of sales in the future and to augment its long-term competitive position, the Company anticipates that it will be required to make significant additional expenditures in manufacturing, research and development, sales and marketing and administration, both in absolute dollars and as a percentage of sales.

     The Company anticipates that its results of operations may fluctuate for the foreseeable future due to several factors, including whether and when new products are successfully developed and introduced by the Company, market acceptance of current or new products, regulatory delays, product recalls, manufacturing delays, shipment problems, the timing of significant orders, changes in reimbursement policies, competitive pressures on average selling prices, changes in the mix of products sold and patent conflicts. Operating results would also be adversely affected by a downturn in the market for the Company's current and future products, if any, order cancellations and/or order rescheduling. Because the Company is continuing to increase its operating expenses for personnel, the Company's operating results would be adversely affected if its sales did not correspondingly increase. The Company's limited operating history makes accurate prediction of future operating results difficult or impossible. Although the Company has experienced growth in recent years, there can be no assurance that, in the future, the Company will sustain revenue growth or remain profitable on a quarterly or annual basis or that its growth will be consistent with predictions made by securities analysts.

     The Company manufactures and inventories sufficient product prior to receipt of orders and ships product shortly after receipt of orders and anticipates that it will do so in the future. Accordingly, the Company has developed neither a significant backlog nor inventory and does not anticipate it will develop a significant backlog or inventory in the future. For large orders, deliveries are generally staggered; and the Company manufactures and inventories prior to shipping dates. The Company's computer and other systems will not be adversely affected by the year 2000.

     Results of Operations for the Year Ended April 30, 1997 as Compared to the Year Ended April 30, 1996.
--------------------------------------------------------------------------------
     Revenues from the book segment of the business were $274,678 for the year ended April 30, 1997 as compared to $158,105 for the year ended April 30, 1996, representing a increase of $116,573 or 73.7%. This increase in book sales is directly attributable to the Company's restructuring of its telemarketing activities. Costs of goods sold for the year ended April 30, 1997, were $76,628 as compared to $96,444 for the year ended April 30, 1996 representing a cost of goods sold percentage of 27.9% for the year ended April 30, 1997 as compared to 61.0% for the year ended April 30, 1996. This cost reduction is the result of the purchase of a significant book inventory in bulk at greatly reduced cost.

     Revenues from sales of drug testing kits were $317,864 for the year ended April 30, 1997. Costs of goods sold for the year ended April 30, 1997 was $183,234 or 57.6% of revenues.

     General and administrative costs for the year ended April 30, 1997 were $867,903, an increase of 67.3% over expenses of $518,826 for the year ended April 30, 1996. These increased costs were the result of adding employees for positions in sales, marketing, accounting, management and other office personnel of $365,117, legal and professional expenses of $122,993, office expense of $220,248, marketing expense of $120,266, product development of $26,569 and rent of $12,710. Research and development expense of $74,978 for the year ended April 30, 1997 was $283,866 less than the $358,844 expended during the year ended April 30, 1996. This decrease in research and development is the result of gradual completion of development of the drug testing delivery system.

     Resolution of Friedenberg Litigation and Trial Date in Morris Litigation
     ------------------------------------------------------------------------
     In February, 1994, Robert Friedenberg, as owner of the two medical technology companies, MDI and Gendex, acquired by the Company, in the name of these corporations, filed suit to have the Share Exchange Agreement underlying the acquisitions rescinded on the grounds of breach of contract. In order to avoid the imposition of damages against it, the Company filed a cross-claim, in July, 1994, against Dr. Friedenberg, seeking enforcement of the Share Exchange Agreement. In November, 1995, after a trial, the court dismissed Dr. Friedenberg's lawsuit and allowed the Company's cross-claim to proceed to trial. In September, 1996, Dr. Friedenberg died. A pretrial hearing was held in December, 1996 which set a trial date of April 28, 1997.

     That trial was decided by a jury on May 5, 1997. The verdict determined that Dr. Friedenberg breached various contracts when he failed to deliver technology to the Company. The jury also found in favor of the Company on two of the three fraud claims against Dr. Friedenberg and awarded the Company approximately $350,000 in damages. The trial judge, who is bound by the jury verdict against Friedenberg, will decide Dr. Friedenberg's claim to the Company's Common Shares which the Company had refused to issue to him. Dr. Friedenberg's previous claims for equitable relief against the Company had been denied.

     In June, 1995, the Company filed a lawsuit against Jackson Morris, Dr. Friedenberg's counsel, for the breach of attorney-client relationship and breach of his fiduciary duty and negligence in representing the Company in matters relating to Dr. Friedenberg and in the preparation of the Share Exchange Agreement. The Company's lawsuit demands damages in the amount of $1,000,000. Mr. Morris has counterclaimed for Common Shares. The court has set a trial date of September 14, 1998.

     Since legal counsel had advised Management that the claims against the Company were without merit, the Company did not recognize the claims against it as liabilities. Thus, no adjustment has been made to the Balance Sheet or to the Statement of Operations. The Company intends to recognize income when the judgment against the estate of Robert Friedenberg is collected.

     Results of Operations for the Year ended April 30, 1996 as Compared to the Year ended April 30, 1995.
--------------------------------------------------------------------------------
     The only revenues for fiscal 1996 were revenues from the audio-visual segment of the Company's operations. The Company had no revenues as of April 30, 1996 from the Company's drug testing products. Revenues from the audio-visual segment of the business were $137,891 for the year ended April 30, 1995 as compared to $158,105 for the year ended April 30, 1996 representing an increase of $20,214 or 14.7%. This increase is directly attributable to the increased effectiveness of the Company's use of telemarketing to reach the Company's defined market of schools and libraries, as substantially all marketing of audio-visual materials is through telemarketing. Costs of good sold for the year ended April 30, 1995 were $45,204 as compared to $96,444 for the year ended April 30, 1996, representing a cost of goods sold percentage of 32.8 % for the year ended April 30, 1995 as compared to 61% for the year ended April 30, 1996. The increase in costs is attributable to the product mix of the items sold having a higher wholesale cost. Increases in the wholesale price of products caused a reduction in gross profits of $31,026 from $92,687 for the year ended April 30, 1995, as compared to $61,661 for the year ended April 30, 1996.

     General and administrative costs for the year ended April 30, 1996 were $518,826, an increase of 300% over expenses of $129,719 for the year ended April 30, 1995. These increased costs are the result of increased labor costs for office personnel and consulting expenses of $427,225. Research and development expenses of $358,844 for the year ended April 30, 1996 increased by $223,432 or 165% over the amount expended of $135,412 for the year ended April 30, 1995. This increase in expenses is the result of increasing amounts expended for development, experimentation and improvement of test chemicals and laboratory and field trial testing of the workplace drug testing delivery system and research and development relating to the Company's other biomedical products.

    Liquidity and Capital Resources as of the End of Fiscal Year, April 30, 1996
--------------------------------------------------------------------------------
     The Company increased its cash balance to $437,532 and working capital to $329,085 as of the end of fiscal 1996 as the result of the sale in the aggregate of $1,407,000 convertible debentures over a three year period. The Company has expended $565,186 to April 30, 1996 for the research and development of its biomedical products.

     Other income consisted of the write off of $126,500 in secured debt which counsel has advised Management is time barred as to collectibility.

     Income tax: As of April 30, 1997, the Company had a tax loss carry-forward of $2,906,992. The Company's ability to utilize its tax credit carry-forwards in future years will be subject to an annual limitation pursuant to the "Change in Ownership Rules" under Section 382 of the Internal Revenue Code of 1986, as amended. However, any annual limitation is not expected to have a material adverse effect on the Company's ability to utilize its tax credit carry-forwards.

     Liquidity and Capital Resources as of the End of Fiscal Year Ended April 30, 1997.
--------------------------------------------------------------------------------
     The Company's cash balance was $1,762,506 with $1,053,000 in treasury bills and certificates of deposit invested for nine months; and working capital was $3,548,508 as at April 30, 1997. These balances are the result of the sale and conversion of convertible debentures in the principal amount of $18,500 and $175,000 respectively through the exerci*e of 143,000 "A" Options and 32,000 "B" Options respectively at $1.00 per share. The Company also sold 150 convertible preferred shares at $10,000 per share for an aggregate consideration of $1,500,000. Finally, as of April 30, 1997, the Company sold 697,445 Common Shares for an aggregate consideration of $2,092,186 through the exercise of nonstatutory stock options. Cash generated from financing activities was utilized for investment in short term marketable securities of $1,053,000, for additional patent applications of $7,783 and for the purchase of machinery and equipment for $114,793 and a loan of $100,000 to an unrelated party.

     Results of Operations for the Six Months Ended October 31, 1997 as Compared to the Six Months Ended October 31, 1996.
--------------------------------------------------------------------------------
     Revenues from the book segment of the business were $265,348 for the six months ended October 31, 1997 as compared to $17,123 for the six months ended October 31, 1996, representing an increase of $248,225 or 1,451%. This increase in book sales was directly attributable to the Company's restructuring of its telemarketing activities and a bulk inventory purchase. Costs of goods sold for the six months ended October 31, 1997, were $66,471 as compared to $5,565 for the six months ended October 31, 1996 representing a cost of goods sold percentage of 25% of sales for the six months ended October 31, 1997 as compared to 32.5% of sales for the six months ended October 31, 1996.

     Revenues from the sales of drug test kits were $1,008,376 for the six months ended October 31, 1997 as compared to $31,464 for the six months ended October 31, 1996, representing an increase of $976,912 or 3,105%. This increase in sales of drug test kits is directly attributable to the implementation and positive response to the Company's marketing program. Cost of goods sold for the six months ended October 31, 1997 was $434,867 or 43.1% of sales as compared to a cost of goods sold of $22,313 or 64.2% of sales. The reduction in the percentage of cost of goods sold is attributable to price reductions from substantially increased purchases of raw materials and the economy of mass production.

     General and administrative costs for the six months ended October 31, 1997 were $790,628 or 62.1% of sales as compared to $336,113 or 691% of sales for the six months ended October 31, 1996, representing an increase of $454,515. These increased costs are the result of hiring additional employees in sales, marketing, accounting and executive positions. For the six months ended October 31, 1997, office personnel costs were $385,470, legal and professional expenses, $119,464, office expense, $98,157, marketing expense, $150,288, product development $27,070 and rent, $10,179. Research and development expense was $-0-for the six months ended October 31, 1997 compared to $ 66,750 during the six months ended October 31, 1996. This decrease in research and development is the result of the completion of development of the existing drug testing system.

     Liquidity and capital resources as of October 31, 1997.
--------------------------------------------------------------------------------
     The Company's cash balance was $1,362,238 and working capital was $4,571,591 as at October 31, 1997. The Company completed a series of private placements generating additional cash aggregating $1,055,000 before payment of $93,500 in commissions. Cash generated from financing activities was utilized for the purchase of machinery and equipment for $39,366, additional patent costs of $2,810 and increasing the investment in marketable securities by $23,610.

     The Company's primary short-term needs for capital, which are subject to change, are for expansion of its manufacturing capacity, and an increase in inventory levels to fill larger anticipated orders and increase in receivables.

     Management believes that the present cash balance will pay the ongoing cost of the biomedical business. As of October 31, 1997, two customers accounted for 42.2% of accounts receivable.

     Income tax: As of October 31, 1997, the Company had a tax loss carry-forward of $2,906,922. The Company's ability to utilize its tax credit carry-forwards in future years will be subject to an annual limitation pursuant to the "Change in Ownership Rules" under Section 382 of the Internal Revenue Code of 1986, as amended. However, any annual limitation is not expected to have a material adverse effect on the Company's ability to utilize its tax credit carry-forwards.

     The Company currently plans to expend approximately $2.0 million for the expansion and development of its manufacturing, marketing and general administrative capabilities in connection with the fulfillment of the Company's marketing program and the anticipated launch of the Company's products currently under development. Additionally, the Company utilizes cash generated from operating activities to meet its capital requirements.

     The Company expects its capital requirements to increase over the next several years as it commences new research and development efforts, undertakes new product development, increases sales and administration infrastructure and embarks on developing in-house manufacturing capabilities and facilities. The Company's future liquidity and capital funding requirements will depend on numerous factors, including the extent to which the Company's products under development are successfully developed and gain market acceptance, the timing of regulatory actions regarding the Company's potential products, the costs and timing of expansion of sales, marketing and manufacturing activities, facilities expansion needs, procurement and enforcement of patents important to the Company's business, results of clinical investigations and competition.

     The Company believes that its available cash and cash from operations will be sufficient to satisfy its funding needs for at least the next 36 months. Thereafter, if cash generated from operations is insufficient to satisfy the Company's working capital and capital expenditure requirements, the Company may be required to sell additional equity or debt securities or obtain additional credit facilities. There can be no assurance that such financing, if required, will be available on satisfactory terms, if at all.


                                    BUSINESS

     Summary
     -------
     From its inception in 1986 until 1991, the Company was involved in marketing educational books and software to schools and municipal libraries and audiovisual educational packages to educational institutions and to corporations throughout the United States. In 1991, the Company, because of heightened competition, increasing costs of doing business and slow collections from municipalities, reduced its concentration in this market to that of selling audiovisual packages to libraries and commenced seeking new technologies in emerging medical markets. The Company purchased certain biomedical technologies from its Executive Vice-President and purchased and rescinded the purchase of other technologies from another party who became and then resigned as an officer and director of the Company. The Company has no present intention of entering into transactions in the future with related parties. (See "Certain Transactions.")

     Since its inception, the Company has an accumulated deficit of $2,906,922 (see Financial Statements - Balance Sheet). Management believes that the Company's accumulated deficit is the result of discontinued operations, the development of its workplace drug test kits and the development of other biomedical products. However, investors should be aware that the Company has not been profitable during its ten year history and that there is no assurance that the Company's biomedical operations will become profitable.

     The Company is currently in the business of acquiring, developing and marketing biomedical technologies and products. The Company currently owns two technologies for screening drugs of abuse - a workplace screening test and a preliminary test for use by laboratories. The Company produces and markets its workplace screening test and has produced and delivered in excess of 150,000 units of this test. The Company's workplace screening test is a one-step test kit that allows a small urine sample to be tested for the presence or absence of drugs of abuse. The competitively priced test is self-contained with no exposure of the test administrator to the urine sample. In Management's opinion, the Company's drug test kit is easier to use than any competitive product and requires no mixing of reagents. In addition, hundreds of controlled tests conducted by independent laboratories compared the Company's "Rapid Drug Screen Test" with results produced by EMIT II, a standard laboratory test, with 100% correlation of both positive and negative test results. As a result, Management believes that the Company's Rapid Drug Screen Test is as accurate as those laboratory tests.

     The Company markets a five panel Rapid Drug Screen which tests for cocaine, marijuana, opiates, amphetamine and PCP. It also markets a two panel kit which tests for cocaine and marijuana. The Company has recently completed the development of a test for methamphetamine, a synthetic stimulant and potent form of amphetamine, and has started to produce kits containing a test for methamphetamine. In November, 1997, the Company completed development of tests for benzodiazepines, barbiturates, and tricyclic antidepressants which it intends to market in the near future.

     The Company has installed and uses equipment suitable for the mass production of the workplace drug screening test. The Company's output was initially lowered by its inability to secure reliable supplies of reagents. This problem was rectified in May, 1997 through increasing reliability of two of its suppliers and the addition of a third supplier.

     The Company also owns a patented low cost method for producing Keratin proteins. The uses for such proteins include hardening of finger nails and carrying topical lotions and medicines through the skin. In addition, the Company is developing a saliva test for alcohol consumption. Existing saliva tests for alcohol consumption require exposure to the saliva sample and the addition of reagents. The Company's test is self-contained, involves no additional reagents and can be priced lower than existing competitive products. The Company has no intention of developing or marketing its laboratory test, its Keratin technology or its saliva test for alcohol consumption at this time, but intends to concentrate on the production and marketing of its drug screen tests. The Company has fully developed and is preparing to market its anti-dilutant product which detects the presence of dilutants in the urine specimen, added detergents, and tests for pH and specific gravity levels.

     The Company may develop or acquire additional biomedical technologies or products in the future. However, it has not yet located any technologies which it desires to develop or acquire.

     Background
     ----------
     According to the "1996 AMA (American Management Association) Survey Workplace Drug Testing and Drug Abuse Policies Summary of Key Findings," an annual report on drug testing in the workplace, 81% of major United States firms now test employees and/or job applicants for drug use, an increase of 277% since 1987 and an increase of 3% since 1995. The AMA attributed the increase to several factors, including Department of Transportation and Department of
Defense regulations which, in conjunction with local and state regulations, mandate testing in certain job categories, the Federal Drug-Free Workplace Act of 1988, court decisions recognizing an employer's right to test both employees and job applicants in the private sector for drugs of abuse, action by insurance carriers to reduce accident liability and control health care costs and corporate requirements that vendors and contractors certify that their workplaces are drug-free.

     The AMA found that business category was the most important determinant in drug testing. The percentages in each category which tests for drugs of abuse are manufacturers (89%), transportation (100%), wholesalers and retailers (79%), general service providers (77%), business service providers (60%) and financial service providers (56%).

     The survey states that the usual and recommended procedure for urine samples calls for a retesting of positive samples by the gas-chromatography method. It also states that 76% of firms that test utilize a medical review officer ("MRO") who analyzes test findings, judges them against the test subject's medical profile and renders a verdict to the employer which does not see the test results but only the MRO's report. The use of an MRO offers significant protection to employees who may test positive due to the use of prescription drugs or non-controlled substances which register as controlled substances.

     The Substance Abuse and Mental Health Services Administration, Office of Applied Studies of the United States Department of Health and Human Services, Public Health Service, in its advance report number 18 released in August, 1996 entitled "Preliminary Estimates from the 1995 National Household Survey on Drug Abuse," notes that 14.3% of unemployed adults, age 18 years and older, were current illicit drug users in 1995 compared with 5.5 % of full-time employed adults and that the rate of drug use decreased from 1994's 6.7%. 71% of all current illicit drug users 18 years old and older (7.4 million adults) were employed, including 5.5 million full-time workers and 1.9 million part-time workers. Because of the high incidence of workplace drug use, the testing of employees for the most "popular" drugs has become widespread. Positive tests often result in discharge of, or treatment for, the employee. In addition, the threat of testing, particularly random testing, has the prophylactic effect of reducing workplace drug use.

     The Company believes that the drugs of abuse testing market is large and growing and that the largest market opportunity for on-site drug screening products is the private sector with an additional large public sector demand. According to Management, drug testing performed in an on-site facility using technologies designed for on-site use can be just as accurate as testing performed in a full-service lab. Drug screening tests are now performed in markets which include: preemployment testing, random testing of employees, drug rehabilitation programs, hospital laboratories, emergency rooms, private security agencies, public transportation, law enforcement agencies, probation and parole programs and Department of Defense contractors.

     In April, 1997, the Company applied to list its Common Shares on the Nasdaq SmallCap Market. The Common Shares were accepted for listing and began trading on the Nasdaq SmallCap Market on December 24, 1997.

Workplace Drug Test
-------------------

     Design
     ------
     The first product, trademarked "The Rapid Drug Screen," developed and marketed by the Company, is a workplace test for five drugs of abuse which can be used in offices, factories, "halfway" houses, remote locations and in all situations where an immediate result is required. The product consists of a "NIDA 5 Card," a business-card size card divided into five lengthwise strips, or sections. The person being tested urinates into a test cup, puts on the lid, and hands it to a supervisor or other person administering the test. The test administrator inserts the card into a pre-punched slit in the lid without the danger of spilling, touching or contaminating the urine inside. Thus, the administrator is not exposed to the urine sample nor does he or she have to mix reagents. Within five minutes, the results can be read on the insert card through the side of the cup. A single line in the test area of the Rapid Drug Screen indicates the sample is positive for one of the five specific drugs of abuse - PCP, marijuana, cocaine, amphetamines and opiates - designated by NIDA ("National Institute on Drug Abuse") in the "Drug-Free Workplace Act of 1989" as those to be tested for in most federally regulated drug testing programs. If the results are positive, the cup is sealed with provided materials and sent to a laboratory for confirmation. No adverse action is taken by the test administrator unless confirmation of a positive test is received from an independent laboratory. A double line in the test area of the Rapid Drug Screen indicates that the screen is negative for the presence of the "NIDA 5" drugs of abuse.

     The Company has designed a five panel card, a two panel card and an eight panel card and can produce, on special order or if the market develops, cards which test for any combination of the NIDA drugs of abuse. The two panel strip, designed for juvenile corrections centers and educational institutions, tests only for cocaine and marijuana. The eight panel strip, designed to rival two competitive products, Biosite and Drug Screen Systems, includes barbiturates, benzodiazepines, tricyclic antidepressants and methamphetamines. These additional tests can be combined in single unit with the NIDA 5 Card so that one sample can test for eight drugs of abuse simultaneously. The Company's test for methamphetamine is incorporated in a two panel test for marijuana and methamphetamine; and the other is a five panel test for methamphetamine, amphetamine, cocaine, opiates and marijuana.

     In November, 1997, the Cmpany completed development of tests for benzodiazepines, barbiturates, and tricyclic antidepressants making the Company's Rapid Drug Screen capable of detecting various combinations of cocaine, opiates, THC, PCP, amphetamines, methamphetamines, benzodiazepines, barbiturates, and tricyclic antidepressants. In addition to standard two, five, eight, and nine panel versions, the Company is able to customize the test to meet individual customer needs, if given a lead time ranging from two weeks to two months depending on specifications.

     Benzodiazepines, barbiturates, and tricyclic antidepressants are prescription sedatives which are often abused and can be deadly. In fact, the Florida Alcohol and Drug Abuse Association (FADAA) reports that barbiturates account for approximately one-third of all reported drug-related deaths while tricyclic antidepressants have been identified as a leading cause of fatality from drug ingestion in Australia. Domestic concerns regarding trends of barbiturate abuse focus on the drug's growing popularity among teenagers, as evidenced by the 1996 Monitoring the Future Study which documents a 38% rise in barbiturate use among high school seniors since 1992.

     One of the problems which often occurs in the use of workplace drug testing is fraud or evasion practiced by the person being tested. The most prevalent method of avoiding adverse test results is the substitution by the person being tested of a hidden "clean" urine sample which he or she brings to the test. As a consequence, each of the Company's drug test strips contains a temperature sensor which helps prevent the substitution of another urine sample as the likelihood is that the substituted sample would not retain proper temperature. Also, the Rapid Drug Screen contains a control line, designed to assure the administrator of the test that the test is working properly. Should the control line not appear, the administrator is instructed to void the test and "retest" the individual being tested by obtaining another specimen sample.

     The kit contains the following instructions: if only one horizontal band changes color in any NIDA strip, the sample is positive for that drug and the sample should be sent to a laboratory for confirmation. If both bands in any NIDA strip change color, the sample has tested negative for that drug. If neither band changes color, the sample is not urine or the test must be voided; and the employee or other person being tested must submit another urine sample for retesting.



     Manufacture
     -----------
     After the successful completion of clinical trials in May, 1996, the Company initially subcontracted the manufacture of components, including the test strips, of The Rapid Drug Screen to several outside manufacturers. These components were then assembled for the Company by Columbia Advocacy and Resource Center ("COARC"), an FDA-approved contract manufacturer in Mellenville, New York, which is near the Company's headquarters. COARC is a federal and state licensed not-for-profit agency where non-disabled employees work side by side with several hundred developmentally disabled employees to manufacture a wide variety of products and services.

     The Company found that the use of subcontractors to produce the test strips was unsatisfactory from a pricing, delivery and quality control standpoint. The Company has installed equipment in a dedicated "white" room in the COARC facility which allows COARC to manufacture the test strip component of the product as well as to undertake its assembly operations on the Company's behalf. The white room dedicated to the workplace drug screening test is temperature and humidity controlled and has an airborne particulate filtering system. The Company owns the equipment which is being be used by employees of COARC. Other employees of COARC assemble, pack and ship the units. COARC has established a stringent Quality Assurance/Quality Control ("QA/QC") Program to insure data reliability and product consistency. The Company intends to continue to contract out the printing and manufacture of specimen cup components. The Company presently produces its test strips using the equipment. The equipment, as installed, is capable of producing up to 500,000 units per month utilizing one shift five days a week.

     FDA Approval/Patent Application
     -------------------------------
     Though FDA approval is not required for most forms of workplace drug testing, including The Rapid Drug Screen, it is required for use in a clinical setting which Management anticipates may become a future marketplace for the Company's drug testing products. Testing of one hundred samples was completed in July, 1996 and showed 100% correlation to tests performed in a recognized testing laboratory. A Federal Drug Administration ("FDA") "510K" application was filed on July 15, 1996 and was granted on April 15, 1997. Utility and application patents were filed on March 11, 1996.

      Marketing and Sales
     -------------------
     The Company advertising through trade journals direct mail campaigns; and its representatives attend trade shows. The Company sells primarily to distributors which then resell in the various marketplaces. The Company has garnered orders from distributors, municipal bodies and corporate users as well as from penal facilities. In November, 1997, the Company hired a national sales manager, a director of marketing and five regional managers. (See "Management--Significant Employees.") Also in November, 1997, the Company announced its intention to open a national sales office in Boca Raton, Florida. (See "Risk Factors--Marketing and Sales.")

     The Company has divided its marketplace into the following categories.

     Corporate Workplace Drug Testing Programs
     -----------------------------------------
     The Company has developed a network of distributors and administrators of workplace drug testing programs to sell its Rapid Drug Screen testing kit. Its largest initial order for this marketplace is from Zee Services, Inc., a division of McKesson Corp. Zee Services, Inc. utilizes a network of 80 regional distributors which, in turn, employ 1,300 sales representatives each with a well-stocked company van to sell to 350,000 small and medium sized industrial clients a variety of products, ranging from first aid kits to drug testing kits. An initial order of 50,000 test kits has been produced. CannAmm, Inc., a similar company operating in Canada, has likewise become a distributor of the Company's products. In addition, the Company has sold to many regional distributors in this marketplace.

     Corrections and Law Enforcement
     -------------------------------
     This market includes federal, state and county level correctional facilities, pretrial agencies, probation and parole departments at the federal and state levels and juvenile correction facilities. The Company has received orders from several agencies including the Broward County, Florida, Sheriff's Department, the United States Probation Department and other similar facilities and agencies. The Company has exhibited at the American Corrections Association summer trade show in Nashville in August, 1996 and at the January, 1997 winter show.

     Rehabilitation  Centers
     ----------------------
     This market includes people in treatment for substance abuse in general hospitals, mental health centers and outpatient programs. The importance of this market relates to the high frequency of testing. For example, in many residence programs, patients are tested each time they leave the facility and each time they return. In outpatient programs, patients are generally tested on a weekly basis. The Company has received orders from a chain of 60 rehabilitation centers and is negotiating with others. The Company exhibited at the 1997 Employee Assistance Program convention in Chicago.

     International Markets
     ---------------------
     The Company has entered into a non-exclusive distribution agreement with CanAmm, Inc., a Canadian distributor, an exclusive distribution agreement with Nobel House., a U.S. distributor for Chile, and is negotiating for exclusive distribution for Pacific Rim countries with a Canadian-based distributor. Nobel House has committed to a minimum of 250,000 "two panel" tests for Chile, (to test parochial high school students) and is negotiating purchase agreements with relevant government agencies of other South America, Cental America and Caribbean countries.

     In September, 1997, the Mexican Secretary of Health approved and registered the Rapid Drug Screen for sale in Mexico. In November, 1997, the Company entered into a 36 month distribution agreement with Laborotorios Devor, S.A. De C.V. of Mexico for a minimum of 603,000 Rapid Drug Screen kits.

     Also, in September, 1997, the Company entered into a one year distribution agreement with a Manila-based health product distributor. The agreement requires a minimum annual order of 100,000 units, and grants the distributor the exclusive right to market all of the Company's on-site substance abuse testing products in the Philippines. The Company shipped the first 2,000 units to the Philippine distributor in September, 1997.

     Clinical, Physicians and Hospitals
     ----------------------------------
     The Company was approached and is negotiating an agreement with three major drug companies to distribute the Rapid Drug Screen under a joint label to the worldwide clinical market, which includes physicians' offices, hospitals and laboratories. The Company is actively pursuing this market now that the FDA has approved its drug test kit for sale to clinics, laboratories, physicians and hospitals.

     Consumer and Over-the-Counter
     -----------------------------
     The Company's Rapid Drug Screen test is ideal for consumer use as it leads to immediate and accurate results at a price less than half that of available consumer kits. Since receiving its FDA 510(k) approval for clinical sales, the Company has been actively investigating the FDA requirements for this market. It has been approached by several store and pharmacy chains. The Company intends to market through distributors or to sell directly to larger retail chains.

     Additional Markets
     ------------------
     As reported in the "New York Times," October 20, 1996, President Clinton has called for drug testing of all teenagers by state motor vehicle departments prior to granting driving licenses to them. In addition, certain low-income housing funded by the Department of Housing and Urban Development require testing of residents as a condition for continued occupancy. Finally, many high school and college sports programs are requiring random testing for drugs of abuse as a condition of student participation.

     Samples
     -------
     The Company has found that one of its best marketing methods is the shipping of samples to potential customers which have expressed interest through responses to telemarketing, trade show demonstration, advertising or word of mouth. Although initially expensive, the Company has found that the best way to make sales is through demonstration and testing of the product's features.

     Competition
     -----------
     Competition to the Company's workplace drug test comes from tests by Roche Diagnostic Systems, Editek, Inc., Biosite Diagnostics, Drug Test Resources International and Drug Screening Systems, Inc. In the Roche test, the tester inverts the cup for ten seconds; and the testing chemistry for those tests is contained in the cup. Editek's Easy Screen involves six steps, including pipeting a drop of urine for each test, applying drops of enzyme conjugates, applying drops of wash buffer and wiping and applying drops of substrate before the test results can be read. Biosite's Triage product involves pipeting drops of urine and reagents. The Drug Test Resources test involves pipeting drops of urine. The Drug Screening Systems test involves pipeting drops of urine and reagents. In addition, Psychemedics introduced a test which requires the subject's lock of hair be sent to its laboratory for analysis, which takes five to fifteen days. The test is several times as expensive as the Company's. Its only advantage over the Company's test is that drug residues remain in the hair longer than in urine so that an employer or parent can gain a perspective of drug use over a longer period of time. (See "Risk Factors--Competition in the Drug Testing Market; Technological Obsolescence.")

     Principal Suppliers
     -------------------
     The Company's major suppliers are as follows: IVEK Corporation, Springfield, VT, produces the equipment which is used in the manufacture of the test strips; Kinematic Automation, Twin Harte, CA, produces the cutting equipment for the test strip backing; Arpak Plastics, Inc., Plattsburgh, NY, supplies specimen cups and covers; Monarch Plastics, Mount Laurel, NY, prints the plastic test card. The Company has located additional sources of components from which it could purchase if necessary.

     The Company subcontracts the manufacture of the test strips and the assembly, packaging and fulfillment to COARC, Mellenville, NY, a medical device manufacturer registered with the Federal Drug Administration. This registration requires that COARC submit to periodic "audits" of its facilities to ensure compliance with FDA standards. The COARC facility contains 70,000 square feet of manufacturing, office and assembly space, including a white room specifically designated to the manufacture of the Company's products which has airborne particulate removal equipment and is temperature and humidity controlled. The Company has placed manufacturing equipment in COARC's premises for use by COARC personnel for the production of the Company's drug test kits.

     The Company places purchase orders with COARC for specific quantities of the test cards. It also pays COARC a per unit fee to assemble the test kits and to pick, pack and ship the kits to the Company's designated customers. Although the Company prefers COARC because it is located within 20 miles of its premises, because of its quality of production, because of its ability to respond quickly to orders and because of its experience in biomedical production, the Company has located additional subcontractors which could, if needed, perform substantially the same services as COARC at similar prices.

     On December 1, 1997, the Company announced that it intended to construct a 15,000 square foot manufacturing facility and headquarters in Columbia County, New York. The Empire State Development Corporation, an agency of New York State, has agreed in principle to provide financial assistance in the form of grants and below market interest rate loans as well as financial assistance in employee training. Columbia County has announced its intention to transfer 20 acres of land to the Company. Manufacturing is intended to be divided between COARC and the Company's facility. The Company believes that there is a likelihood that the facility will be built; but there is no guarantee that all steps leading to construction be completed.

     Patents and Trademarks
     ----------------------
     The  Company  has applied for  registration  of the  following  trademarks:
"American Bio Medica" and "Rapid Drug Screen" in the United States and in foreign countries in which the Company's products are being marketed. The Company's trademark counsel, Edmund Jaskiewicz, Esq., Executive Vice-President, has opined that there are no similar marks and, as a consequence, the Company feels confident that such marks will be registered. Stan Cipkowski, President, has assigned to the Company for no consideration, his application for a utility and design patent in the United States and Canada on the drug screen kit as an entity. Mr. Jaskiewicz, as patent counsel, has opined that a search has revealed no competing patented products. However, there can no assurance that a patent will be granted or that, if granted, it will withstand challenge. The Company has applied for patents and trademarks in the European Common Market and Japan. (See "Risk Factors--Patents and Trademarks.")

     Government Regulations
     ----------------------
     It is anticipated that the Company's business will benefit by Federal and state regulations relating to drug free workplaces, particularly the Drug Free Workplace Act of 1988. Clinical sales of the drug test kit which awaited final FDA approval of the tests for two of the NIDA drugs of abuse have commenced and sales are anticipated in due course.

     Drugs of Abuse Preliminary Screen ("ABM Prescreen")
     ---------------------------------------------------
     The second of the Company's products is a preliminary drug screen which is an easy to use, accurate and cost effective test paper for the drug testing market. This test will, if the results are negative, eliminate the possibility that the urine sample contains any of 20 drugs. The laboratory technician places a few drops of pretreated urine on a test paper and reads the results visually within a few minutes. Over 90% of tests submitted to laboratories yield negative results. Thus, the primary use for this product in laboratories is as a means of inexpensively and quickly eliminating, through negative results, over 90% of the testing required. A patent application is in process. Pre-clinical trials for the preliminary drug screen have been completed at two independent laboratories contracted by the Company. Pre-clinical tests include laboratory evaluation of product chemistry and observation of results of addict urine samples tested with the product over a period of time. These tests were conducted under the supervision of John Questal, principal of one of the contract laboratories and were reviewed by Dr. Henry Wells, the Company's Vice-President-Product Development. Based on the success of pre-clinical evaluations, independent clinical tests were conducted by American Medical Laboratories, Chantilly, Virginia. The Company expects to introduce its ABM Prescreen to the market as an inexpensive alternative to the products being offered by the current market leaders, Roche Diagnostic Systems and Biosite Diagnostics. The Company cannot predict when the ABM Prescreen will be introduced.

     Alcohol/Saliva Test
     -------------------
     The Company has developed a technology that will detect alcohol levels in individuals through a quick, one step, on-site, saliva test that can be calibrated to specific sensitivity levels. Though at an advanced stage of development, additional laboratory work and clinical evaluations will need to be funded and completed prior to any patent applications or commercialization. These activities are expected to commence during fiscal 1998. Law enforcement and workplace testing would be the initial markets targeted by this Company. The Company is only aware of one, nonspecific to sensitivity levels, two step product now available.

     KDMP (Keratin Derivative Modified Protein)
     ------------------------------------------
     Keratin Derived Modified Protein ("KDMP") is a liquid keratin protein complex containing water soluble peptides and is rich in cysteine. It can be used as an active ingredient in varying concentrations in the formulations of quality skin, nail, and hair care products. Pre-clinical trials have been completed and the Company intends to license or sell the technology. Various patents relating to this technology have been assigned to the Company by Edmund Jaskiewicz, Executive Vice-President, as part of the consideration for his receipt of Common Shares (see "Certain Transactions"). The Company is currently manufacturing this product in small quantities for several companies which have requested samples for evaluation. The Company does not intend to devote any substantial economic or personnel resources to the development or marketing of this product for the near future. As a result, no revenue is expected to be derived from this product until a license is negotiated, of which there is no assurance.

     The Company's Plan of Operations
     --------------------------------
     The Company intends to continue the establishment of a network of distributors which service customers in non-clinical workplace, correctional institution or drug rehabilitation areas, to market and sell its drug testing kits, to manufacture and ship such kits and, once manufacturing has reached the capacity needed to fulfill orders, to continue research and development on its additional biomedical products.

     The Company has entered into non-exclusive, non-clinical market distribution agreements with a number of companies, including national companies (such as Zee Services, Inc., a subsidiary of McKesson Corporaton), regional (such as Accuracy Testing Plus, Houston, Texas ) and local distributors (such as Western Pathology Consultants, Scottsbluff, Nebraska, Business Medical Services, Columbus, Ohio and Prima Healthcare Group, Springfield, Missouri) distributors. In addition, the Company, has entered into a non-exclusive distribution agreement for Canada with Ammcan, Inc., Toronto, Ontario. The Company has also entered into a distribution agreement with Quadrangle Research LLC, an affiliate of The American Association of Medical Review Officers, to market the Rapid Drug Screen to its membership of 16,000 physicians, health care providers and other drug testing professionals.

     These agreements permit the distributors to sell the products of other manufacturers and permit the Company to sell its test kits to other distributors within and outside the territory of each distributor. The agreements are cancelable by either the Company or the distributor upon 30 days' written notice. Each of the Company's domestic distributors has submitted purchase orders which the Company is in the process of fulfilling.

     The Company intends to enter into distribution agreements on an international basis as such distributors are identified. The Company has entered into an agreement with Noble House, Miami, Florida for representation of the Company in foreign countries, Noble House is negotiating sales on behalf of the Company in Colombia, Argentina, Panama, Costa Rica and Caribbean countries as well as in Puerto Rico. Noble House has secured a contract in Chile to sell, for a two year period, a yearly minimum of 250,000 kits which test for two drugs of abuse - cocaine and marijuana. In May, 1997, the Company entered into a purchase agreement with PhamaGen S.A., a subsidiary of Zeltia, S.A., a holding company traded on the Madrid Stock Exchange, for a minimum of 300,000 units per year of the Rapid Drug Screen. Assuming the minimum annual purchases are achieved, the purchase agreement is exclusive for Spain, Morocco, Portugal, France, Andorra and Italy. The Company has also entered into a distribution agreement for its drug test kits for the Philippines.

     The Company has retained a national and five regional managers (in Fort Lauderdale, Nashville, Los Angeles, Baltimore and Milwaukee). These representatives call on accounts, such as corporations and correctional institutions directly and support the Company's worldwide distribution network. The Company intends to continue its extensive direct mail campaign and participation in trade shows such as the Employee Assistance Program held in Chicago, in November, 1996 and the American Correctional Show in January, 1997 in Indianapolis, Indiana. The Company demonstrated its products at 14 trade shows during fiscal 1997 and intends to participate in 24 trade shows in fiscal 1998.

     The Company's present manufacturing equipment and personnel designated by COARC is sufficient to produce 50,000 drug test kits each week, assuming one shift per day, five days a week. In the event the Company desires to increase production, its estimated costs for additional equipment are $40,000.

     The Company's Rapid Drug Screen Test was featured on "Today's Health," aired on CNBC in July, 1997.

     Government Regulation
     ---------------------
     The development, testing, manufacture and sale of the Company's laboratory test kits and certain additional proposed products are subject to regulation by United States and foreign regulatory agencies. Pursuant to the Federal Food, Drug, and Cosmetic Act, and the regulations promulgated thereunder, the FDA regulates the preclinical and clinical testing, manufacture, labeling, distribution and promotion of medical devices. If the Company fails to comply with applicable requirements it may be subject to fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure of the government to grant premarket clearance or premarket approval for devices, withdrawal of marketing clearances or approvals and criminal prosecution.

     The Company has funded and will continue to fund its marketing, sales and manufacturing activities from cash on hand. The Company does not now nor does it intend to enter into any agreements with affiliated parties for the purchase of technologies, the sale of product or the purchase of inventory. (See "Certain Transactions.")

                                   MANAGEMENT

     Directors and Executive Officers.
     ---------------------------------
     The directors and executive officers of the Company and their respective ages, positions with the Company, along with certain biographical information are as set forth below.

    Name             Age                 Position                       Since
    ----             ---    ----------------------------------          -----
Stan Cipkowski       49     President and a Director                     1986
Edmund Jaskiewicz    75     Chairman of the Board of Directors,
                             Executive Vice-President and Secretary      1992
Jay Bendis           50     Vice-President-Marketing and a Director      1995
John F.  Murray      53     Treasurer and a Director                     1997
Henry J. Wells       65     Vice-President-Product Development           1995
Jasper R. Clay, Jr.  65     A Director                                   1997
Karen Russo          36     A Director                                   1997
Douglas Casterlin    50     Vice-President and General Manager           1997

     Stan Cipkowski founded the predecessor of the Company in 1982 and has been an officer and director of the Company since its incorporation in April 1986. From 1982 to 1986, he was sole proprietor of American Micro Media, the predecessor, which was acquired by the Company. In addition, from 1983 to 1987, Mr. Cipkowski was a general partner of Florida Micro Media, a Fort Lauderdale-based marketer of educational software and was a principal shareholder and Chief Financial Officer of Southeast Communications Group, Inc., a publisher of direct response media. In 1982, he became a consultant to Dialogue Systems, Inc., a New York-based developer of training and communications materials, where he served as Vice President of Sales and Marketing. From 1977 to 1982, he was employed by Prentice-Hall Publishing Company, reaching the position of National Sales Manager. Prior to 1977 he was employed as an accountant for the New Seabury Corporation and as Mid-West Area Manager for the Howard Johnson Company.

     Edmund Jaskiewicz is a lawyer-engineer. He has practiced international patent and corporate law as a sole practitioner since 1963 and has served as Chairman of the Board of Directors since 1992. From 1953 to 1963 Mr. Jaskiewicz was associated with Toulmin and Toulmin, Esqs., Washington, D.C. From 1960 to 1962, he resided in Frankfurt, Germany managing that firm's local office. From 1952 to 1953 he was with the Patent Section of the Bureau of Ordinance of the Department of the Navy working on patent infringement and licensing matters. He received his J.D. in 1952 from George Washington University Law School and his B.S. in Engineering from the University of Connecticut in 1947.

     Jay Bendis has been an independent consultant to biomedical companies since 1990, specializing in commercializing new concept products in both domestic and international markets. From 1990 to 1992, he served as Vice-President of Sales and Marketing for Scientific Imaging Instruments. From 1985 to 1990, Mr. Bendis served as National Sales Manager of the XANAR Laser Corp., a division of Johnson & Johnson, where he directed its national sales force and developed its marketing strategy for integrating high power lasers into the hospital market. From 1979 to 1984, he was the Eastern Area Sales and Marketing Manager for the IVAC Corp., a division of Eli Lilly. Prior to 1979, Mr. Bendis held sales management positions with Xerox Corporation and A.M. International. Mr. Bendis earned his B.A. in Marketing/Management from Kent State University and is currently a member of the Edison BioTechnology Center Advisory Council for the State of Ohio.

     Henry Wells, Ph.D. has served since 1990 as a contract chemist with the title of Vice-President-Science and Technology for New Horizons Diagnostics, Inc. where he adapts immuno-chemical technologies for detection of infectious diseases. From 1989 to 1990, he was director of production for Espro, Inc., a producer of in-vivo pesticides. From 1985 to 1989, Dr. Wells was Vice-President-Science and Technology for Keystone Diagnostics, Inc. From 1984 to 1985, he was Director of Research and Development for Hill-Wells Research Corporation, a developer of diagnostics products. From 1981 to 1984, he was Vice-President-Research and Development of Hematec Corporation. From 1979 to 1981, Dr. Wells was Director of Biochemistry for Helena Laboratories. From 1973 to 1979, he was Manager of Chemical Chemistry at Smith Kline Diagnostics. Dr. Wells earned his Ph.D. in Biochemistry from the University of Pittsburgh, his M.A. from University of Pennsylvania and his B.S. in Chemistry from the University of Pittsburgh.

     John F. Murray has served as Chief Financial Officer of Federal Supply, Inc., Pompano Beach, Florida since April, 1994. From 1988 to 1994, Mr. Murray served as Controller for Bio Therapeutics, Inc., Woodbridge, New Jersey. He also was Controller of Shortline, a group of transportation companies, from 1982 to 1988 and, from 1974 to 1982, of Kleber Tire & Rubber Corp. Mr. Murray was Director of Accounting for Western Union Telegraph Company from 1972 to 1974 and Senior Accountant for S.D. Leidesdorf & Co. (now Ernst & Young) from 1969 to 1992. Mr. Murray received his B.B.A. in Accounting from the Baruch School of the City University of New York in 1968 and became a Certified Public Accountant in the State of New York in 1974.

     Jasper R. Clay, Jr. served as a United States Parole Commissioner from 1984 to 1996 and from 1991 to 1996, as Vice-Chairman of the United States Parole Commission and Chairman of the National Appeals Board. He served as final authority for all decisions relating to parole, revocation, imposition or modification of parole conditions, or denial of discharge from supervision. From 1976 to 1984, Mr. Clay was State of Maryland Parole Commissioner and from 1969 to 1976, he was an Associate Member of the State of Maryland Board of Parole. Mr. Clay served as an Associate Member of the State of Maryland Board of Parole from 1969 to 1976, District Supervisor of the Baltimore City District Office in 1968, Staff Specialist-Training and Development for the Maryland Division of Parole and Probation from 1966 to 1968, Parole and Probation Agent I and II, Baltimore District, Office of the Maryland Division of Parole and Probation from 1958 to 1966 and as a Psychiatric Aide at the Spring Grove State Hospital from 1957 to 1958. He received an Honorable Discharge from the United States Army Infantry as a First Lieutenant in 1956. He is active in a number of professional organizations including the American Correctional Association (where he is presently a member of the Awards Committee), the Association of Paroling Authorities International (where he serves as an officer) and the National Council of Crime and Delinquency. Mr. Clay earned his B.A. in Psychology from Morgan State University in 1954 and attended the graduate school at Loyola College in areas such as Guidance, Counseling and Psychology.

     Karen Russo has, since 1995, acted as an independent consultant to training and consulting firms in topics including interpersonal and strategic selling, sales management, service excellence, teamwork and collaboration, management, leadership and prevention of workplace violence and sexual harassment. From 1989 to 1995, Ms. Russo was an account executive with The Forum Corporation, Los Angeles, California, responsible for business development and client service. She served as an Assistant Vice President at Bankers Trust Company from 1987 to 1989. Ms. Russo earned her M.B.A. from Columbia University in 1987 and her B.A. from University of Maryland in 1981.

     Douglas Casterlin was General Manager of Coarc, Inc., the Company's product assembling, packaging and shipping contractor, from 1979 to 1997. In that capacity, he developed a contract manufacturing business involving plastic injection molding and clean room assembly and packaging of FDA - regulated medical products. He also negotiated a joint venture with a major German healthcare product manufacture to establish its United States operations and established a professional-format videocassette remanufacturing business serving the television broadcase industry. Mr. Casterlin was Workshop Director, Putnam Industries, Inc., from 1976 to 1979 and Production Manager, from 1973 to 1976, of Occupatics, Inc. From 1966 to 1970, Mr. Casterlin served as an Air Force Intelligence Officer and was honorably discharged as Sergeant. He studied Engineering at Lehigh University from 1965 to 1966 and received his B.A. degree in Psychology in 1973 from the State University of New York at New Paltz.

     Significant Employees
     ---------------------
     Lester H. Cohen (50 years old) was from 1996 to 1997 President of Drug Detective Systems, Inc. From 1994 to 1996, he was President and a founder of DrugTest Resources International. He sold his interest in that company to his partner. From 1992 to 1994, Mr. Cohen was Consultant to and Western Regional Manager of Drug Screening Systems, Inc. and from 1985 to 1994, he was President of Criminal Justice Resources, Inc. (formerly Emjay Associates Ltd.). From 1984 to 1985, Mr. Cohen served as Executive Director, American Probation and Parole Association. He was Chief of Planning Policy and Program Development, New York State Division of Probation from 1977 to 1984.

     Winn Pollock (62 years old), National Sales Manager, served as Regional Manager for Komputer Kingdom, Jacksonville, Florida from 1994 to 1996. From 1991 to 1994, he was Director of Sales and Marketing for ComputerLand of South
Florida, Fort Lauderdale, Florida. He served as Director of the Education Division of Caber Systems, Fort Lauderdale, Florida from 1990 to 1991 and Vice-President of Sales for Florida Micro Media, Pompano Beach, Florida from 1982 to 1990. Mr. Pollock received his B.A. from Boston University in 1954.

     Scientific Advisory Board
     -------------------------
     The Company has established a scientific advisory board of which Henry J. Wells, Ph.D., Vice-President, is chairperson. The members of the scientific advisory board are the following:

     Anthony G. Costantino, Ph.D., earned his degree in Pharmacy from Dukane University and a Ph.D. in Toxicology from the University of Maryland. He is a Board Certified Forensic Toxicologist and currently serves as Director of Clinical Toxicology at American Medical Laboratories in Chantilly, Virginia.

     Delmiro A. Vazquez, B.S., M.T., (ASCP), earned his Bachelor of Science degree from the University of Miami and a completed his Medical Technology Rotation in the American Society of Pathologists Approved Program at the University of Miami/Jackson Memorial Hospital. Mr. Vazquez holds postgraduate certificates in Nuclear Medicine (Broward General Hospital) and Biomedical Engineering (University of Miami). He is currently a member of the Forensic Toxicology Department at Columbia Cedars Medical Center.

     Kenneth Steiner, M.D., received his M.D. from the University of Tennessee and is Board Certified by the National Board of Medical Examiners. He is Board Certified by the American Board of Emergency Medicine and by the American Association of Medical Review Officers. Additionally, Dr. Steiner has been designated as an Federal Aviation Administration Medical Examiner.

     The Scientific Advisory Board will meet from time to time to consider the Company's present technology and proposed technology development.

     Executive  Compensation
     -----------------------
     The following table sets forth certain information concerning compensation paid or accrued for fiscal 1996 by the Company to or for the benefit of the Company's President. No executive officer's total annual compensation for fiscal year 1996 or 1997 exceeded $100,000. As permitted under the rules of the Commission, no amounts are shown in the table below with respect to any perquisites paid to a named officer because the aggregate amount of such perquisites (e.g. auto allowance) did not exceed the lesser of (i) $50,000 or
(ii) 10% of the total annual salary and bonus of a named officer.


                           SUMMARY COMPENSATION TABLE
                 Annual Compensation    Long Term Compensation
                                       Awards                Payouts
--------------------------------------------------------------------------------
(a)        (b)    (c)     (d)    (e)      (f)      (g)      (h)        (i)
Name                            Other     Res-                         All
and                             Annual  tricted                       Other
Principal                       Compen-  Stock    Options   LTIP     Compen-
Position  Year  Salary   Bonus  sation   Awards    SARs    Payouts   sation
                  ($)     ($)    ($)      (#)      (#)      ($)        ($)
--------------------------------------------------------------------------------
Stan       1997 99,068    -0-   -0-      -0-      550,000   -0-       5,371
Cipkowski, 1996 44,000    -0-   -0-      -0-       -0-      -0-       5,232
President

     All of the Company's current directors will serve as directors until the next annual meeting of stockholders and until their respective successors have been duly elected and qualified, subject to their earlier removal or resignation. Each Director receives a fee of $500 for attendance at meetings of directors. The Board of Directors has established an options committee, an audit committee and a compensation committee. The Company's by-laws provide that the size of the Board of Directors shall be determined by the Board of Directors and shall be between three and nine members. There are presently five directors of the Company. All present members of the Board of Directors were elected by the stockholders in September, 1997, except Karen Russo, who was appointed in November, 1997, to fill a vacancy in the board.

     The Company's officers are elected by, and serve at the pleasure of, the Board of Directors.

     The Company has granted stock options to various Management employees and consultants (see "Certain Transactions" and Financial Statements-- Footnotes).

     Directors and Officers Liability Insurance
     ------------------------------------------
     The Company currently does not have directors and officers liability insurance. It does not anticipate obtaining such coverage unless such insurance can be purchased at a reasonable cost to the Company, of which there can be no assurance. Officers and directors are indemnified by the Company in accordance with the provisions of its certificate of incorporation to the maximum extent permissible by law.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth information as to the number of Shares beneficially owned as of the date of the Prospectus by (i) each person who is deemed to be a beneficial owner of more than 5% of the outstanding Shares; (ii) each director; (iii) each executive officer; and (iv) all directors and executive officers as a group. A person is deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership of such securities within sixty days. All Shares are owned both of record and beneficially.

                                          Percent Before       Percent After
      Name of                Number        Conversion of       Conversion of
 Beneficial Owner          of Shares      Preferred Shares   Preferred Shares(1)
 ----------------          ---------     ----------------    -------------------
Edmund Jaskiewicz          3,047,955           22.5%               21.5%
1730 M Street, NW
Washington, DC 20036

Stan Cipkowski             2,742,748           20.3%               19.4%
102 Simons Road
Ancramdale, NY 12503

Jay Bendis                   645,999            4.8%                4.6%
71 Springcrest Drive
Akron, Ohio 44333

Henry J. Wells, Ph.D.          -0-              -0-%                -0-%
9421 Book Row
Columbia, Maryland 21046

Jasper R. Clay, Jr.            -0-              -0-%                -0-%
102 Simons Road
Ancramdale, NY 12503

John F. Murray                 -0-              -0-%                -0-%
102 Simons Road
Ancramdale, NY 12503

Karen Russo                    -0-              -0-%                -0-%
8675 Falmouth Avenue
Playa del Rey, CA 90293

Douglas Casterlin              -0-              -0-%                -0-%
65 Malloy Road
Ghent, New York 12065
                           ---------           -----              ------
All Officers and
Directors as a Group
  (6 persons)              6,436,702           47.6%               45.5%
--------------------
1. Assumes conversion of the total number of the "B" and "C" Preferred Shares into 301,429 Common Shares.

                              CERTAIN TRANSACTIONS

     In June, 1996, the Company adopted its 1996 Nonstatutory Stock Option Plan (the "1996 Plan"). Options to purchase 2,000,000 Shares are included in the 1996 Plan of which 1,500,000 were issued on June 28, 1996 as follows: Stan Cipkowski, 550,000 options; Edmund Jaskiewicz, 250,000 options; Jay Bendis, 300,000 options; Henry Wells, 150,000 options; Joel Pensley, Esq. 160,000 options, Michael Fugler, Esq. 40,000 options and two non-management employees, 25,000 options each. Each option entitles the holder to purchase one Common Share for $3.00 until June 27, 1999. Options were exercised as follows: Mr. Jaskiewicz, 126,583; Mr. Cipkowski, 246,750; Mr. Bendis, 146,009; Mr. Wells, 76,416, Mr.
Fugler, 21,000 and Mr. Pensley, 81,433.

     On April 30, 1997, the Company issued 20,000 options to Jay Bendis, and an aggregate of 252,000 options to 15 non-management employees and consultants.

     On August 29, 1997, the Company issued 185,000 options as follows: 10,000 to Jasper Clay, Jr., a Director, 10,000 to John F. Murray, a Director, and 155,000 options to 5 non-management employees.

     On May 15, 1997, the Company entered into a three year employment agreement with Douglas Casterlin, Vice President and General manager. Under this agreement, Mr. Casterlin will receive an annual salary of $84,000 per year and a bonus equal to 1.0% of net sales of the Company and is entitled to receive health insurance, participate in stock option programs or similar benefit programs generally offered to management or employees. On that date, the Company issued 150,000 options to Mr. Casterlin exercisable at $3.00 per share for a period of three years.

     The Company does not now nor does it intend to enter into any agreements with affiliated parties for the purchase of technologies, the sale of product or the purchase of inventory.

                            DESCRIPTION OF SECURITIES

     The authorized capital stock of the Company consists of 30,000,000 Common Shares $.01 par value and 5,000,000 Preferred Shares.

     Common  Shares
     --------------
     13,793,541  Common Shares were issued as of October 31, 1997.  Stockholders
(i) have general ratable rights to dividends from funds legally available therefor, when, as and if declared by the Company's Board of Directors; (ii) are entitled to share ratably in all assets of American Bio Medica available for distribution to shareholders upon liquidation, dissolution or winding up of its affairs; (iii) do not have preemptive, subscription or conversion rights, nor are there any redemption or sinking fund provisions applicable thereto; and (iv) are entitled to one vote per Share on all matters on which shareholders may vote at all shareholder meetings. All Common Shares now outstanding are fully paid and nonassessable and all Common Shares to be sold will be fully paid and nonassessable when issued.

     Stockholders do not have cumulative voting rights. Thus, the holders of more than 50% of such outstanding Common Shares, voting for the election of Directors, can elect all of the Directors to be elected, if they so choose, and in such event, the holders of the remaining Common Shares will not be able to elect any of the Company's Directors.

     Market for Common Equity and Related Shareholder Matters
     --------------------------------------------------------
     The table on the following page sets forth the range of high and low sales prices for the Common Shares on the NASD Electronic Bulletin Board for each quarter for the fiscal years 1996 and 1997 and the first and second quarters of 1998. There are approximately 2,350 holders of Common Shares. As of October 31, 1997, there were outstanding 13,793,541 Common Shares and 105.5 Preferred Shares each of which is convertible into Common Shares at $10,000 divided by lesser of $3.50 or 75% of the average closing price for the 20 trading days preceding conversion. There are 20 holders of the Preferred Shares which do not trade. The Common Shares have been accepted for trading on the Nasdaq SmallCap market (see Front Cover Page and "Risk Factors--No Assurance of Continued Public Market for Common Shares").

                                                   High                 Low
                                                   ----                 ---
   Fiscal Year Ending April 30, 1998
                 Second Quarter                   $3.97                $2.69
                 First Quarter                     4.13                 3.00

   Fiscal Year Ending April 30, 1997
                 Fourth Quarter                    4.13                 3.69
                 Third Quarter                     4.75                 2.75
                 Second Quarter                    7.38                 4.31
                 First Quarter                     6.00                 2.00

   Fiscal Year Ended April 30, 1996
                Fourth Quarter                     2.00                 0.75
                Third Quarter                      1.00                 0.63
                Second Quarter                     0.63                 0.38
                First Quarter                      0.38                 0.13

     Preferred Shares
     ----------------
     The Board of Directors of the Company has the authority, without further action by the holders of the outstanding Common Shares, to issue Shares of Preferred Stock from time to time in one or more classes or series, to fix the number of Shares constituting any class or series and the stated value thereof, if different from the par value, and to fix the terms of any such series or class, including dividend rights, dividend rates, conversion or exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price and the liquidation preference of such class or series.

     The  Company  has sold 60 "B"  Convertible  Preferred  Shares  and 45.5 "C"
Preferred Shares at $10,000 per share for an aggregate of $1,055,500 less commissions of $93,500. The Series "B" and Series "C" Preferred Shares are convertible into Common Shares pursuant to the following formula: $10,000 divided by the lesser of $3.50 or 75% of the average of the daily closing bid prices for the 20 consecutive trading days ending on the trading day prior to the day on which Preferred Shares are converted to Common Shares. All accrued but unpaid dividends are payable in cash.

     Options
     -------
     The Company has issued 500,000 "A" Options which are exercisable at $1.00 through March 14, 1999 and 500,000 "B" Options, which are exercisable at $2.00 through March 14, 1999. Until a registration statement relating to the Common Shares underlying such options is effective, certificates representing the shares into which these options are exercised will bear a legend restricting transfer in the absence of an effective registration with the Commission or an exemption therefrom.

     The Company has adopted the Fiscal 1996 Nonstatutory Stock Option Plan (the "1996 Plan") and the Fiscal 1998 Nonstatutory Stock Option Plan (the "1998 Plan"). 2,000,000 Common Shares were reserved under the 1996 Plan and 1,000,000 Common shares under the 1998 Plan. The Plan is administered by the Board of Directors.

     Stock options under either Plan ("Plan Options") may be granted to employees, officers, directors, consultants of the Company or any other parties who have made a significant contribution to the business and success of the Company. The exercise price of Plan Options under either Plan may be more, equal to or less than the then current market price of the Common Shares as deemed to be appropriate.

     The Company has issued 1,957,000 options pursuant to the 1996 Nonstatutory Option Plan. All Nonstatutory Options are exercisable for a period of three years at $3.00 per share. (See "Certain Transactions.") As of the date of the Prospectus, 697,445 options had been exercised for an aggregate consideration of $2,092,335.

     Warrants
     --------
     The Company has issued 24,712 Common Share purchase warrants. The Warrants are exercisable at $3.00 per share until January 21, 1999.

     Transfer, Option and Warrant Agent
     ----------------------------------
     The transfer agent for the Common Shares, Options and Warrants is United Stock Transfer, Englewood, Colorado.

     Plan of Distribution
     --------------------
     Common Shares acquired through conversion of the Preferred Shares may be sold from time to time by the holders thereof or their pledgees or donees. Such sales may be made in the over-the counter market or in negotiated transactions, at prices and on terms then prevailing or at prices related to the then current market price or at negotiated prices. The Common Shares may be sold by means of
(a) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to the Prospectus and/or (b) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by holders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the holders in amounts to be negotiated immediately prior to the sale which amounts will not be greater than that normally paid in connection with ordinary trading transactions.

     The Company will not receive any proceeds from the sale of securities by holder(s) of Preferred Shares who convert their shares. Common Shares may be sold from time to time by selling securityholders or their pledgees or donees.

     Shares Eligible for Future Sale
     -------------------------------
     In general, under Rule 144, as currently in effect, a person (or persons whose Shares are aggregated), including a person who may be deemed to be an "affiliate" of the Company as that term is defined under the Securities Act, will be entitled to sell within any three-month period a number of Shares beneficially owned for at least one year that does not exceed the greater of (i) one (1%) percent of the then outstanding Common Shares, or (ii) the average weekly trading volume in the Shares during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and the availability of current public information about the Company. 64,367 Common Shares may be sold pursuant to Rule 144 in each three month period. However, a person who is not deemed to have been an affiliate of the Company during the 90 days preceding a sale by such person, and who has beneficially owned Common Shares for at least three (3) years, may sell such Shares without regard to the volume, manner of sale or notice requirements of Rule 144.

     The Company cannot predict the effect, if any, that sales of Common Shares pursuant to Rule 144 or otherwise, or the availability of such shares for sale, will have on the market price prevailing from time to time. Nevertheless, sales by selling stockholders of substantial numbers of Common Shares in the public market could adversely affect prevailing market prices for the Common Shares. In addition, the availability for sale of a substantial number of Shares acquired through the exercise of options under the 1996 or 1998 Plan could adversely affect prevailing market prices for the Shares. (See "Risk Factors--Restricted Resale of Securities.")

     Commission Position on Indemnification for Securities Act Liabilities
     ---------------------------------------------------------------------
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the Company's certificate of incorporation, by-laws or provisions of the New York Business Corporation Law, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   LITIGATION

     In February, 1994, Robert Friedenberg, former stockholder of two medical technology companies, MDI and Gendex, acquired by the Company, filed suit in the name of the two subsidiaries to have the Share Exchange Agreement under which those companies were acquired rescinded on the grounds of breach of contract. The Company filed a third party claim in July, 1994, against Dr. Friedenberg, seeking enforcement of the Share Exchange Agreement. In November, 1995, after a bifurcated trial, the court dismissed Dr. Friedenberg's lawsuit brought in the name of MDI and Gendex) and allowed the Company's third party claim to proceed to trial. In September, 1996, Dr. Friedenberg died.

     Trial on the third party claim was decided by a jury on May 5, 1997. The verdict determined that Dr. Friedenberg (represented by his estate) breached various contracts by failing to deliver certain technology to the Company. The jury also found in favor of the Company on two of the three fraud claims against Dr. Friedenberg and awarded the Company approximately $350,000 in damages. The trial judge, who is bound by the jury verdict against Friedenberg, will decide Dr. Friedenberg's Estate's pending claim to shares of Company common stock which the Company refused to issue to Dr. Friedenberg.

     In June, 1995, the Company filed a lawsuit against Jackson Morris, Esq. for the breach of attorney-client relationship and of his fiduciary duty to the Company for subsequently providing legal services to Dr. Friedenberg in his dispute with the Company. The Company's lawsuit demands damages in the amount of $1,000,000. Mr. Morris has counterclaimed for Common Shares. The court has set a trial date of September 14, 1998.

     No other legal proceedings are pending to which the Company or any of its property is subject, nor to the knowledge of the Company are any other legal proceedings threatened.

                                  LEGAL MATTERS

     The validity of the securities offered by the Prospectus is being passed upon for the Company by Joel Pensley, Esq., 276 Fifth Avenue, New York, New York 10023. Joel Pensley is the owner of 50,000 Common Shares and 93,567 Options issued under the 1996 Plan.

                                     EXPERTS

     The audited consolidated financial statements of the Company as of April 30, 1997 included in the Prospectus and elsewhere in the Registration Statement have been audited by Thomas P. Monahan, CPA, an independent public accountant, as indicated in his report with respect thereto, and are included herein in reliance upon the authority of Thomas P. Monahan, CPA as an expert in accounting and auditing and in giving said reports.

     On August 29, 1997, the Board of Directors of the Registrant appointed the firm of Richard A. Eisner & Co., LLP as independent auditors for the fiscal year ending April 30, 1998.

     There were no disagreements on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures in connection with audits of the Company's financial statements for the fiscal years ended April 30, 1995, 1996 and 1997 which disagreements, if not resolved to their satisfaction, would have caused Mr. Monahan to issue an adverse opinion or a disclaimer of opinion, or were qualified or modified as to uncertainty, audit scope or accounting principles.

                              ADDITIONAL INFORMATION

     The Company has filed with the Commission, the Registration Statement on Form SB-2 under the Securities Act with respect to the securities offered hereby. The Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits filed therewith. Statements contained in the Prospectus as to the contents of any contract or any other document referred to are not necessarily complete. In each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission, each such statement being qualified in all respects by such reference. The Registration Statement and the exhibits and schedules thereto may be inspected without charge at the principal offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of such material can be obtained from the Public Reference Section of the Commission at prescribed rates. The Registration Statement and exhibits may also be inspected a the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois and at 7 World Trade Center, Suite 1300, New York, New York 10048. The Commission also maintains a World Wide Web site on the Internet that contains copies of reports, proxy and information statements and other information regarding registrants that file electronically on the Commission's Electronic Data Gathering Analysis and Retrieval system ("EDGAR"), including the Company, at http://www.sec.gov.

     The Company's fiscal year ends on April 30. The Company distributes to its stockholders annual reports containing audited financial statements with a report therein by independent public accountants after the end of each fiscal year. In addition, the Company furnishes to its stockholders quarterly reports for the first three quarters of each fiscal year containing unaudited financial statements and other information after the end of each fiscal quarter, upon written request to the Secretary of the Company or otherwise as required by law.

                                THOMAS P. MONAHAN
                           CERTIFIED PUBLIC ACCOUNTANT
                              208 LEXINGTON AVENUE
                           PATERSON, NEW JERSEY 07502

                                 (201) 790-8775



To The Board of Directors and Shareholders of American Bio Medica Corporation

       I have audited the accompanying balance sheet of American Bio Medica Corporation as of April 30, 1997 and the related statements of operations, cash flows and shareholders' equity for the years ended April 30, 1996 and 1997. These financial statements are the responsibility of the Company's Management. My responsibility is to express an opinion on these financial statements based on my audit.

       I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles and significant estimates made by Management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

       In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Bio Medica Corporation as of April 30, 1997 and the results of its operations, shareholders equity and cash flows for the years ended April 30, 1996 and 1997 in conformity with generally accepted accounting principles.


                                    /s/Thomas P. Monahan
                                    Thomas P. Monahan, CPA

       May 28, 1997
       Paterson, New Jersey

                             AMERICAN BIO MEDICA CORPORATION
                                      BALANCE SHEET
                                                                   October 31,
                                                 April 30,             1997
                                                   1997             Unaudited
                                                 --------          ----------
                                         Assets
 Current assets
   Cash and Marketable securities               $1,762,506         $1,362,238
   Marketable securities,
     available for sale                          1,053,000          1,076,860
   Accounts receivable                             337,759          1,186,948
   Loan receivable                                 102,250            104,500
   Inventory                                       668,723            981,311
   Prepaid expenses                                  4,425             28,424
                                                 ---------           --------
   Current assets                                3,928,663          4,740,281

 Capital assets-net                                110,834            135,205

 Other assets
   License rights                                   38,470              4,792
   Patent-costs                                     28,783             31,593
                                                   -------             ------
   Total other assets                               67,253             36,385
                                                   -------             ------
 Total assets                                   $4,106,750         $4,911,871
                                                ==========         ==========

                          Liabilities and Stockholders' Equity
 Current liabilities
   Accounts payable and accrued expenses          $380,155           $168,691
                                                  --------           --------
 Total current liabilities                         380,155            168,691


Capital stock
  Common Shares - authorized
   30,000,000 common shares,
   par value $.01 each, at
   April 30, 1997 and October 31, 1997, the shares outstanding were 13,379,507 and 13,793,541 respectively.
                   133,795            137,935
  Preferred shares - authorized 5,000,000
   preferred shares, par value $.01 each, at April 30, 1997 and October 31, 1997, the number of shares outstanding was
   90 and 105.5 respectively.                            1                  2

   Additional paid in capital                    6,499,791          7,475,250
   Retained Earnings                            (2,906,992)        (2,870,007)
                                                -----------        -----------
 Total stockholders' equity                      3,726,595          4,743,180
                                                 ----------         ----------
 Total liabilities and stockholders' equity     $4,106,750         $4,911,871
                                                ==========         ==========

                     See accompanying notes to financial statements.

                       AMERICAN BIO MEDICA CORPORATION
                           STATEMENT OF OPERATIONS

                                                                          For
the six    For the six
                                            For the year   For the year
months ended   months ended
                                               ended           ended
October 31,    October 31,
                                             April 30,       April 30,
1996           1997
                                                1996            1997
Unaudited       Unaudited
                                             ---------       ---------
-----------    -----------

 Income                                       158,105         $610,876    $
48,587     $1,273,724

 Less cost of goods sold                       96,444          259,862
25,778        501,338
                                              -------          -------
---------      ---------
 Gross profit                                  61,661          351,014
22,809        772,386

 Operations:
   General and administrative                 518,826          867,903
336,113        790,628
   Depreciation and amortization               77,600           96,134
23,000         48,673
   Research and development                   358,844           74,978
66,750
                                             --------          ------
-------        -------
   Total expense                              955,270        1,039,015
425,863        839,301

 Loss before other income
   and expenses                              (893,609)        (688,001)
(403,054)       (66,915)

 Other income and expenses
   Retirement of  debt (Note 10)                               126,500
126,500
   Interest income                                356           56,180
1,336        103,900
   Interest expense                          (103,205)
                                             ---------         -------
-------        -------
   Total other income and  expenses          (102,849)         182,680
127,836        103,900
                                             ---------         -------
-------        -------

 Net Profit (Loss) from operations          $(996,458)       $(505,321)
$(275,218)       $36,985
                                            ==========       ==========
==========       =======

 Net income (loss)  per share                   $(.08)           $(.04)
$(.02)         $(.00)
                                                ======           ======
======         ======
 Number of shares outstanding              12,528,266       12,728,180
12,450,860      13,718,265
                                           ==========       ==========
==========      ==========




               See accompanying notes to financial statements.

                        AMERICAN BIO MEDICA CORPORATION
                             STATEMENT OF OPERATIONS

                                        For the three       For the three
                                        months ended         months ended
                                         October 31,          October 31,
                                            1996                 1997
                                         (Unaudited)         (Unaudited)
                                        ------------        ------------

Revenue                                 $    21,143         $   456,807
Less cost of
 goods sold                                  19,552             144,556
                                        ------------        ------------
Gross profit                                  1,591             312,251

Operations:
  General  and  administrative              161,166             401,073
Depreciation and amortization                 3,600              24,474
Research an development                       9,492
                                            -------             -------
Total expenses                              174,258             425,547

Income (loss) from
  operations                               (172,667)           (113,296)


Other income and
  expenses

  Interest income                               939              28,293
                                        ------------        ------------
Total other income
 and expenses                                   939              28,293
                                        ------------        ------------
Net Profit (Loss)
 from operations                        $  (171,728)        $   (85,003)
                                        ============        ============
 Net income (loss)
  per share                                   $(.01)              $(.01)
                                        ============        ============
Weighted number of
 shares outstanding                      12,450,860          13,718,265
                                         ==========          ==========

               See accompanying notes to financial statements

                        AMERICAN BIO MEDICA CORPORATION
                             STATEMENT OF CASH FLOWS


                                                                            For
the six    For the six
                                               For the year   For the year
months ended   months ended
                                                   ended          ended
October 31,     October 31,
                                                 April 30,      April 30,
1996             1997
                                                   1996           1997
Unaudited      Unaudited
                                                 --------       --------
-----------     ----------

 CASH FLOWS FROM OPERATING ACTIVITIES

   Net profit (loss)                           $(996,458)     $(505,321)
$(275,218)       $36,985
   Amortization and depreciation                  77,600         96,134
23,000         48,673
   Consulting fees                               306,250
   Compensation agreement                        125,000
50,000
   Retirement of debt (Note 9)                                 (126,500)
126,500
                                               ----------     ---------
--------        -------
                                                (487,608)      (535,687)
(75,718)        85,658

 Adjustments to reconcile net income to net cash
   Loan receivable                                             (102,250)
              (2,250)
   Accounts receivable                            38,079       (303,259)
(13,714)      (849,189)
   Inventory                                       5,250       (646,422)
(28,741)      (312,588)
   Prepaid expenses                               15,089         (4,425)
            ( 23,999)
  Accounts payable                               (30,828)       346,907
(5,421)      (211,464)
                                                ---------    -----------
---------    -----------
 TOTAL CASH FLOWS FROM OPERATIONS               (460,018)    (1,245,136)
(123,594)    (1,313,832)

CASH FLOWS FROM FINANCING ACTIVITIES
   Convertible debenture                         693,000       (132,000)
(132,000)       949,600
   Notes payable                                 (89,289)
   Sale of  stock                                150,000      3,877,686
1,481,903         30,000
   Issuance of stock for services                 61,006
                                                 --------     ----------
----------      ---------
 TOTAL CASH FLOWS FROM FINANCING ACTIVITIES      814,717      3,745,686
1,349,903        979,600

 CASH FLOWS FROM INVESTING ACTIVITIES
  Investment short term                                      (1,053,000)
(1,411,866)       (23,860)
   Patent costs                                                  (7,783)
(2,000)        (2,810)
   Capital assets                                              (114,793)
(61,496)       (39,366)
                                                 --------    -----------
-----------       --------
 TOTAL CASH FLOWS FROM INVESTING ACTIVITIES                  (1,175,576)
(1,475,362)       (66,036)

 NET INCREASE (DECREASE) IN CASH                 354,699      1,324,974
(249,053)      (400,268)
 CASH BALANCE BEGINNING OF PERIOD                 82,833        437,532
437,532)     1,762,506
                                                --------     ----------
-----------    ----------
 CASH BALANCE END OF PERIOD                     $437,532     $1,762,506
$188,479     $1,362,238
                                                ========     ==========
==========     ==========



                 See accompanying notes to financial statements.

                        AMERICAN BIO MEDICA CORPORATION
                       STATEMENT OF SHAREHOLDERS' EQUITY

                                   Additional
                  Common     Common   Preferred  Preferred    Paid in
Retained
   Date           Stock       Stock    Shares     Shares      Capital
Earnings       Total
   ----          -------     ------   ---------  ---------   --------
--------     --------

04-30-1994     11,238,174  $112,382                        $ 726,294
$(1,099,885)  $(261,209)
10-18-1995(1)  (3,000,000)  (30,000)                          30,000
04-30-1995
(305,328)   (305,328)
              -----------  --------               -------   --------
-----------   ---------
04-30-1995      8,238,174    82,382                          756,294
(1,405,213)   (566,537)

11-03-1995        500,000     5,000                          120,000
      125,000
04-30-1996(2)   1,700,002    17,000                        1,258,000
    1,275,000
04-30-1996(3)      25,000       250                           24,750
       25,000
04-30-1996(4)     250,000     2,500                          122,500
      125,000
04-30-1996(5)     489,181     4,892                           56,083
       60,975
04-30-1996(6)     125,000     1,250                           61,250
       62,500
04-30-1996(7)     100,000     1,000                           64,000
       65,000
04-30-1996(8)     550,000     5,500                          173,250
      178,750
04-30-1996     Net loss
(996,458)   (996,458)
               ----------  --------              --------    -------
------------   ---------
04-30-1996     11,977,357  $119,774                       $2,636,127
$(2,401,671)   $354,230

06-04-1996(2)      11,333       113                            8,387
        8,500
06-04-1996(9)      25,000       250                           24,750
       25,000
07-31-1996(2)     176,000     1,760                          130,240
      132,000
07-31-1996(2)      13,333       133                            9,867
       10,000
07-31-1996(6)     100,000     1,000                           49,000
       50,000
07-31-1996(9)      32,000       320                           31,680
       32,000
07-31-1996(10     100,000     1,000                           99,000
      100,000
09-09-1996(9)      18,000       180                           17,820
       18,000
09-23-1996(11)                       $    1      $    1    1,409,999
    1,410,000
01-31-1996(12)    697,445     6,975                        2,085,211
    2,092,186
04-30-1997(13)    229,039     2,290                           (2,290)
        -0-
04-30-1997      Net loss
(505,321)   (505,321)
               ----------  --------  ------      ------   -----------
------------ -----------
04-30-1997     13,379,507  $133,795  $    1      $    1   $6,499,791
$(2,906,992) $3,726,595

 UNAUDITED

07-31-1997(13)    301,120     3,011                           (3,011)
10-31-1997                               (1)         (1)           1
10-31-1997(12)     10,000       100                           29,900
       30,000
10-31-1997(13)    102,914     1,029                           (1,029)
10-31-1997(14)                        105.5           2      949,598
      949,600
10-31-1997     Net profit
36,985      36,985
               ----------   -------  ------      ------   -----------
------------ ----------
10-31-1997     13,793,541  $137,935  $105.5      $    2   $7,475,250
$(2,870,007) $4,743,180
               ==========   =======  ======      ======   ===========
============ ==========


(1)  Return of common shares by Edmund Jaskiewicz.
(2)  Common shares issued for conversion of debt.
(3)  Common shares issued pursuant to sale of 25,000 Units.
(4)  Common shares issued for Warrant conversion at $.50.
(5) Common shares issued in consideration for services under Regulation D at $.125 per share.
(6)  Common shares issued pursuant to Rule 504 at $.50 per share.
(7)  Common shares issued under Rule 504 at $.65 per share.
(8)  Common shares issued pursuant Regulation D at $.325 per share.
(9)  Common shares issued upon exercise of "B" Warrants.
(10) Common shares issued upon exercise of "A" Warrants.
(11) Shares of preferred stock for $1,500,000 less $90,000 in offering expense.
(12) Common shares issued upon exercise of warrants.
(13) Conversion of convertible preferred shares into common shares.
(14) Sale of 60 Convertible "B" Preferred Shares and 45.5 Convertible "C" Preferred Shares.


              See accompanying notes to financial statements.

                         AMERICAN BIO MEDICA CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                        FOR THE YEAR ENDED APRIL 30, 1997
              AND THE SIX MONTHS ENDED OCTOBER 31, 1997 (UNAUDITED)

     Note 1 - Organization of the Company and Issuance of Common Shares

a. Creation of the Company

     American Bio Medica Corporation (the "Company") was formed under the laws of the State of New York on April 10, 1986 under the name, American Micro Media, Inc. The authorized capital was 200 common shares without par value. On May 20, 1986, the Company amended its certificate of incorporation to increase the number of authorized common shares to 20,000,000 shares of $.01 par value per share. On September 12, 1986, the Company amended its certificate of incorporation to remove preemptive rights. On September 28, 1992, the Company amended its certificate of incorporation to increase the aggregate number of authorized common shares to 30,000,000 shares of $.01 par value per share ("Common Shares") and to change its name to American Bio Medica Corporation. In October, 1996, the Company amended its certificate of incorporation authorizing the issuance of 5,000,000 Preferred Shares, ("Preferred Shares"), $.01 par value each.

b. Description of the Company

     From inception until 1991, the Company was involved in marketing educational books and software to schools and municipal libraries and audio-visual educational packages to corporations throughout the United States. In 1991, the Company reduced its concentration on this market because of competition, increasing costs of doing business and slow collections from municipalities and sought new technologies in emerging medical markets. The Company has, however, continued to sell audiovisual packages to libraries.

     The Company is currently in the business of acquiring, developing and marketing biomedical technologies and products. The Company is currently manufacturing and selling tests for screening drugs of abuse, a workplace screening test and a preliminary test for use by laboratories and owns additional technologies which it plans to develop and market in the future.

     The Company was considered to be a development stage company with little operating history subsequent to the commencement of development of its newly acquired biomedical technologies which are, at present, its core business. These activities have been funded through the sale of convertible debentures which were subsequently converted to Common Shares, the exercise of warrants and options and the sale of convertible preferred shares. The Company is in full scale commercial production of its drug test kits and has what management maintains are adequate resources to fund its operations.

c. Issuance of Securities

     On November 5, 1995, the Company entered into a three year employment agreement with Jay Bendis, Vice-President-Marketing. Pursuant to this agreement, the Company has issued 500,000 Common Shares. 400,000 of such shares are subject to vesting provisions.

     As of April 30, 1996, the Company had borrowed an aggregate of $2,121,000 on a convertible debenture basis, the principal amount of each debentures convertible at the option of the holder into Common Shares at $.75 per share. As of April 30, 1996, the principal amount of all the convertible debentures had been converted into an aggregate of 1,700,002 Common Shares.

                        AMERICAN BIO MEDICA CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                        FOR THE YEAR ENDED APRIL 30, 1997
              AND THE SIX MONTHS ENDED OCTOBER 31, 1997 (UNAUDITED)

     As of April 30, 1996, the Company sold, through a private placement, 25,000 Units consisting of 25,000 Common Shares, 500,000 "A" Options and 50,000 "B" Options for an aggregate consideration of $25,000.

     As of April 30, 1996, Unit holders exercised 250,000 "A" Warrants into 250,000 Common Shares at an exercise price of $.50, for an aggregate of $125,000.

     As of April 30, 1996, the Company issued 489,181 Common Shares in consideration for past services to five individuals in the amount of $60,975 or an average consideration of $.125 per share.

     As of April 30, 1996, the Company issued to OTC Communications 100,000 Common Shares under Rule 504 ("Rule 504") to the Securities Act of 1933, as amended, (the "Securities Act") as consideration for financial consulting services rendered per contract at a value of $.65 per share.

     As of April 30, 1996, the Company issued to Riverside Consulting Group, Inc. 25,000 Common Shares under Rule 504 in consideration for financial consulting services of $12,500 at $.50 per share.

     As of April 30, 1996, the Company issued 100,000 Common Shares to two persons at $.50 per share in consideration for financial consulting services.

     As of April 30, 1996, the Company approved the issuance to OTC Communications 500,000 Common Shares under Regulation D to the Securities Act as consideration for financial consulting services rendered per contract and 50,000 Common Shares for expenses at a value of $178,750 or $.325 per share.

     On June 4, 1996, the Company sold $8,500 of convertible debentures and converted them into 11,333 Common Shares.

     On June 4, 1996, the Company sold 25,000 Common Shares at $1.00 through the exercise of 25,000 "A" Warrants for an aggregate consideration of $25,000.

     As of July 31, 1996, the Company had converted the balance of the outstanding convertible debentures in the amount of $132,000 into 176,000 Common Shares at $.75 per share.

     As of July 31, 1996, the Company sold an additional convertible debenture in the amount of $10,000 which was converted into 13,333 Common Shares at $.75 per share.

     As of July 31, 1996, the Company sold 100,000 Common Shares at $1.00 through the exercise of 100,000 "A" Warrants for an aggregate consideration of $100,000.

     As of July 31, 1996, the Company sold 32,000 Common Shares at $1.00 per share through the exercise of 32,000 "B" Warrants for an aggregate consideration of $32,000.

     As of July 31, 1996, the Company issued 100,000 Common Shares under Rule 504 of the Securities Act of 1933, as amended at $.50 per share for an aggregate consideration of $50,000.

                        AMERICAN BIO MEDICA CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                        FOR THE YEAR ENDED APRIL 30, 1997
              AND THE SIX MONTHS ENDED OCTOBER 31, 1997 (UNAUDITED)

     As of September 30, 1996, the Company sold 18,000 Common Shares at $1.00 per share through the exercise of 18,000 "B" Warrants for an aggregate consideration of $18,000.

     As of April 30, 1997, 697,445 nonstatutory options were exercised for an aggregate consideration of $2,092,186.

     As of October 31, 1997, the remaining 90 "A" Preferred Shares had been converted into 404,034 Common Shares.

     As of October 31, 1997, the Company sold 10,000 Common Shares through the exercise of 10,000 options for an aggregate consideration of $30,000 or $3.00 per share.

     The Company has sold 60 "B" Preferred Shares and 45.5 "C" Preferred Shares at $10,000 per share for an aggregate of $1,055,500 less commissions of $93,500. The "B " and "C" Preferred Shares are convertible into Common Shares pursuant to the following formula: $10,000 divided by the lesser of $3.50 or 75% of the average of the daily closing bid prices for the 20 consecutive trading days ending on the trading day prior to the day on which Preferred Shares are converted to Common Shares. All accrued but unpaid dividends are payable in cash.

Note 2 - Summary of Significant Accounting Policies

a. Basis of Financial Statement Presentation

     The financial statements presented consist of the balance sheet dated April 30, 1997 and the unaudited balance sheet dated October 31, 1997 and the related statements of operations, retained earnings and cash flows for the years ended April 30, 1996 and 1997 and the related unaudited statements of operations, retained earnings and cash flows for the six months and three months ended October 31, 1996 and 1997.

b. Earnings per Share

     Primary earnings per share are based on the weighted average number of common and dilutive common equivalent shares outstanding at April 30, 1996 and 1997 and the six months and three months ended October 31, 1996 and 1997. The weighted average shares for computing primary earnings per share were 12,528,266, 12,728,180 12,450,860 and 13,718,265 respectively.

c. Revenue Recognition

     Revenue is recognized when merchandise is shipped.

d. Organization Expense

     The cost of organizing the Company was charged to operations on a straight line basis over a five year period.

                        AMERICAN BIO MEDICA CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                        FOR THE YEAR ENDED APRIL 30, 1997
              AND THE SIX MONTHS ENDED OCTOBER 31, 1997 (UNAUDITED)

e. Cash and Cash Equivalents

     Cash and cash equivalents consist of cash and highly liquid investments with a maturity of three months or less. Excess cash balances are primarily invested in U.S. treasury bills with lesser amounts invested in high quality commercial paper and time deposits.

f. Research and Development Expenses

     Research and development costs are charged to operations when incurred.

g. Patents and License Agreements

     Certain costs incurred to acquire exclusive licenses of patentable technology are capitalized and amortized over a five year period or the term of the license, whichever is shorter. The portion of these amounts determined to be attributable to patents is amortized over their remaining lives and the remainder is amortized over the estimated period of benefit but not more than 40 years.

h. Concentration of Credit Risk

     The Company sells its products primarily to United States distributors (which resell to end-users in the United States and abroad) and to end-users in the United States. Credit is extended based on an evaluation of the customer's financial condition, and generally collateral is not required. Credit losses have been minimal and within Management's expectations.

     The Company invests its excess cash in debt instruments of financial institutions and corporations with strong credit ratings. The Company has established guidelines relative to diversification and maturities that maintain safety and liquidity. These guidelines are periodically reviewed and modified to take advantage of trends in yields and interest rates. The Company has not experienced any realized losses on its marketable securities.

i. Stock Options

     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for its stock options. Under APB 25, because the exercise price of the Company's employee stock options is not less than the fair value of the underlying stock on the date of grant, no compensation was recorded

j. Unaudited Financial Information

     In the opinion of management, the accompanying unaudited financial statements contain all adjustments (consisting only of normal recurring items) necessary to present fairly the financial position of the Company as of October 31, 1996 and 1997. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission (the "Commission"). The results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year.

                        AMERICAN BIO MEDICA CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                        FOR THE YEAR ENDED APRIL 30, 1997
              AND THE SIX MONTHS ENDED OCTOBER 31, 1997 (UNAUDITED)

Note 3 - Marketable Securities, Available for Sale

     The Company has adopted Financial Accounting Standards Board ("FASB") Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities", which requires that investments in equity securities that have readily determinable fair values and investments in debt securities be classified in three categories: held-to-maturity, trading and available-for-sale. Based on the nature of the assets held by the Company and Management's investment strategy, the Company's investments have been classified as available-for-sale. Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date.

     Securities classified as available-for-sale are carried at estimated fair value, as determined by quoted market prices, with unrealized gains and losses, net of tax, reported in a separate component of stockholders' equity. At October 31, 1997, the Company had no investments that were classified as trading or held-to-maturity as defined by the Statement.

Note 4 - Balance Sheet Information

a. Inventory

     Inventory has been recorded at the lower of cost or market under the first-in-first-out method. Inventory components were as follows:

                                             April 31, 1997   October 31, 1997
                                             --------------   ----------------
Books held for resale                          $  43,527       $  30,934
Workplace drug screening tests:
  Raw materials                                  292,456         375,654
  Work in process                                183,500         210,052
  Finished Goods                                 149,239         364,671
                                                 -------         -------
Total workplace drug screening tests:            625,195       $ 950,377
                                                 -------         -------
Total inventory                                $ 668,722       $ 981,311
                                               =========       =========

b. Property, equipment and leasehold improvements consist of the following:

                                               April 30, 1997  October 31, 1997
                                               --------------  ----------------
Office equipment                                 $  45,702       $  52,578
Manufacturing and warehouse equipment               87,666         118,478
                                                 ----------      ----------
Total                                              133,368         171,056

Less accumulated depreciation                      (22,534)       ( 35,851)
                                                 ----------      ----------
Total                                            $ 110,834       $ 135,205
                                                 ==========      ==========

                        AMERICAN BIO MEDICA CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                        FOR THE YEAR ENDED APRIL 30, 1997
              AND THE SIX MONTHS ENDED OCTOBER 31, 1997 (UNAUDITED)

c. Cash, Cash Equivalents and Marketable Securities, Available for Sale

     The following is a summary of cash, cash equivalents and available-for-sale securities by balance sheet classification at April 30, 1997:

                                    Estimated
                                        Gross     Gross            Fair
                                      Unrealized Unrealized       Market
                               Cost     Gains     Losses           Value
                               ----     -----     ------           ------
Cash                     $    99,039    $-0-       $-0-       $    99,039
Certificates of deposit
  90 days and less         1,663,467     -0-        -0-         1,663,467
                         -----------    ----       ----       -----------
Total cash and cash
   equivalents           $ 1,762,506    $-0-       $-0-       $ 1,762,506
                         ===========    ====       ====       ===========
Marketable Securities
  Due in one year or
  less-Certificates of
  Deposit                $1,053,000     $-0-       $-0-       $ 1,053,000
                         ==========     ====       ====       ===========

   The following is a summary of cash, cash equivalents and available-for-sale securities by balance sheet classification at October 31, 1997:

                                                                     Estimated
                                           Gross         Gross          Fair
                                        Unrealized     Unrealized      Market
                              Cost         Gains         Losses        Value
                           ---------   -----------    -----------   -----------

Cash                     $    99,640       $-0-          $-0-       $    99,640
Certificates of deposit
  90 days and less         1,262,598        -0-           -0-         1,262,598
                         -----------  ------------    -----------   -----------
Total cash and cash
   equivalents           $ 1,362,238       $-0-          $-0-       $ 1,362,238
                         =========== =============    ===========   ===========
Marketable Securities
  Due in one year or
  less Certificates of
  Deposit                $ 1,076,860       $-0-         $-0-        $ 1,076,860
                         =========== =============    ===========   ===========

                        AMERICAN BIO MEDICA CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                        FOR THE YEAR ENDED APRIL 30, 1997
              AND THE SIX MONTHS ENDED OCTOBER 31, 1997 (UNAUDITED)

Note 5 - Related Party Transaction

a. Nonstatutory Option Plans

     In June, 1996, the Company adopted its Fiscal 1996 Nonstatutory Stock Option Plan (the "1996 Plan"). Options to purchase 2,000,000 Common Shares are included in the 1996 Plan.

     In June, 1996, 1,500,000 were issued.

     In April, 1997, the Company issued an aggregate of 272,000 options.

    On August 29, 1997, the Company issued 185,000  options.

     In June, 1997, the Company adopted the Fiscal 1998 Nonstatutory Stock Option Plan (the "1998 Plan"). Options to purchase 1,000,000 Common Shares are included in the 1998 Plan. In June, 1997, 150,000 options were issued under the 1998 Plan.

     All Nonstatutory Options which the Company has issued are exercisable for a period of three years at $3.00 per share.

b. Employment Agreement with Jay Bendis

     On November 3, 1995, the Company entered into a three year employment agreement with Jay Bendis, Vice-President-Marketing and Sales. Under this agreement, Mr. Bendis received an annual salary of $24,000 per year until April 30, 1996 and $48,000 per year until the Company generated an aggregate of $500,000 gross revenues from the sale of biomedical products. Mr. Bendis' salary is presently $60,000 per year. In addition to his salary, Mr. Bendis will receive a bonus equal to 2% of the gross revenues of the Company in excess of $1,000,000 per fiscal year until such annual revenues reach $3,000,000, 1.5% of gross revenues between $3,000,000 and $5,000,000 per year and 1% thereafter.

     In consideration of past services valued at $125,000 or $.25 per share, Mr. Bendis also received the right to receive 500,000 common shares. Certificates representing 400,000 Common Shares were held by the Company for vesting as follows:

     100,000 shares upon the Company achieving $1,000,00 in gross revenues from sales of biomedical products (these shares have vested);

     100,000 shares upon the Company achieving $2,000,00 in gross revenues from sales of biomedical products;

     100,000 shares upon the Company achieving $3,000,00 in gross revenues from sales of biomedical products;

     100,000 shares upon the Company achieving $4,000,00 in gross revenues from sales of biomedical products.

                        AMERICAN BIO MEDICA CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                        FOR THE YEAR ENDED APRIL 30, 1997
              AND THE SIX MONTHS ENDED OCTOBER 31, 1997 (UNAUDITED)

     Certificates representing shares which have not vested on or before April 30, 1998 (or the end of the next succeeding fiscal year in the event the Company changes its fiscal year) will be returned to the Company's stock transfer agent for cancellation. No bonuses will be paid nor will shares vest subsequent to any election by Mr. Bendis to terminate agreement or his discharge for cause from employment by the Company. Mr. Bendis also is entitled to receive health insurance, participate in stock option or similar plans or other benefits offered generally to Management employees and reimbursement of out-of-pocket expenses.

c. Employment Agreement with Edmund Jaskiewicz

     On November 3, 1995, the Company entered into a three year employment agreement with Edmund Jaskiewicz, Executive Vice-President. Under this agreement, Mr. Jaskiewicz received an annual salary of $24,000 per year until April 30, 1996 $48,000 per year until the Company generated an aggregate of $500,000 gross revenues from the sale of biomedical products. Mr. Jaskiewicz' salary is presently $60,000 per year. In addition, to his salary, Mr. Jaskiewicz will receive a bonus equal to 2% of the gross revenues of the Company in excess of $1,000,000 per fiscal year until such annual revenues reach $3,000,000, 1.5% of gross revenues between $3,000,000 and $5,000,000 per year and 1% thereafter. No bonuses will be paid or shares vest subsequent to any election by Edmund Jaskiewicz to terminate this agreement or his discharge for cause from employment by the Company. Mr. Jaskiewicz also is entitled to receive health insurance, participate in stock option or similar plans or other benefits offered generally to management employees and reimbursement of out-of-pocket expenses.

d. Employment Agreement with Stan Cipkowski

     On November 3, 1995, the Company entered into a three year employment agreement with Stan Cipkowski, President. Under this agreement, Mr. Cipkowski received an annual salary of $36,000 per year until April 30, 1996, $60,000 per year until the Company generated an aggregate of $500,000 gross revenues from the sale of biomedical products. Mr. Cipkowski's salary is presently $72,000 per year. In addition, to his salary, Mr. Cipkowski will receive a bonus equal to 2% of the gross revenues of the Company in excess of $1,000,000 per fiscal year until such annual revenues reach $3,000,000, 1.5% of gross revenues between $3,000,000 and $5,000,000 per year and 1% thereafter. No bonuses will be paid or shares vest subsequent to any election by Mr. Cipkowski to terminate agreement or his discharge for cause from employment by the Company. Mr. Cipkowski also is entitled to receive health insurance, participate in stock option or similar plans or other benefits offered generally to Management employees and reimbursement of out-of-pocket expenses.

e. Employment Agreement with Douglas Casterlin

     On May 15, 1997, the Company entered into a three year employment agreement with Douglas Casterlin, Vice President and General manager. Under this agreement, Mr. Casterlin receives an annual salary of $84,000 per year, and a bonus equal to 1.0% of net sales of the Company and is entitled to receive health insurance, participate in stock option programs or similar benefit programs generally offered to management or employees. Pursuant to his employment agreement, in June, 1997, Mr. Casterlin received 150,000 nonstatutory options exercisable at $3.00 for a period of three years.

                        AMERICAN BIO MEDICA CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                        FOR THE YEAR ENDED APRIL 30, 1997
              AND THE SIX MONTHS ENDED OCTOBER 31, 1997 (UNAUDITED)


Note 6 - 12% Convertible Subordinated Debentures

     As of July 31, 1996, the principal amount, aggregating $2,131,000, of convertible debentures had been converted into 2,841,333 Common Shares, at $.75 per share.

Note 7 - Preferred Shares

a. Private Placement of Convertible A Preferred Shares

     The Company, in October, 1996, amended its certificate of incorporation authorizing the issuance of 5,000,000 Preferred Shares $.01 par value each. The board of directors of the Company has the authority, without further action by the holders of the outstanding Common Shares, to issue Preferred Shares from time to time in one or more classes or series, to fix the number of shares constituting any class or series and the stated value thereof, if different from the par value, and to fix the terms of any such series or class, including dividend rights, dividend rates, conversion or exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price and the liquidation preference of such class or series.

     The  Company  sold 150 "A"  Preferred  Shares  ("A
Preferred Shares") for $10,000 per share for an aggregate consideration of $1,500,000 less $90,000 in commissions and $5,000 in offering expenses for a net consideration of $1,405,000. Each A Preferred Share was convertible into Common Shares pursuant to the following formula: $10,000 divided by the lesser of $6.07 or 75% of the average of the daily closing bid prices for the five consecutive trading days ending on the trading day prior to the day on which A Preferred Shares were converted to Common Shares. All accrued but unpaid dividends were payable in cash. The Company registered the Common Shares underlying the A Preferred Shares with the Commission.

     As of April 30, 1997, 60 "A" Preferred Shares had been converted into 229,039 Common Shares.

     In May, 1997, the remaining 70 "A" Preferred Shares had been converted into 301,120 Common Shares.

b. Outstanding Warrants

     The Company has issued 24,712 Common Share purchase warrants. The Warrants are exercisable at $3.00 per share until January 21, 1999.

                        AMERICAN BIO MEDICA CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                        FOR THE YEAR ENDED APRIL 30, 1997
              AND THE SIX MONTHS ENDED OCTOBER 31, 1997 (UNAUDITED)

c.  Private Placement of Series B Convertible Preferred Shares

     In September, 1997, the Company sold 60 8% Series B Convertible Preferred Shares, ('"B" Preferred Shares') at $10,000 each for an aggregate consideration of $600,000 less an 8% commission of $48,000 for net proceeds of $552,000. Each "B" Preferred Share (plus accumulated but unpaid dividends) is convertible into common shares calculated by dividing $10,000 by the lesser of $3.50 or 75% of the average closing price of the Common Shares for the 20 trading days preceding conversion. Neither the Preferred Shares nor the Common Shares into which they may be converted may be sold or transferred in public markets without an effective registration under the Securities Act of 1933.

     During the period the"B" Preferred Shares are outstanding, no dividend shall be paid or set apart for payment on the Common Shares or any other class of shares ranking junior to the "B" Preferred Shares in either payment of dividends or liquidation unless full dividends on all outstanding B Preferred Shares have been paid in full for all past dividend periods and the dividends for the current period have been paid or declared and sufficient funds set apart.

     The Company has agreed to register the Common Shares underlying the B Preferred Shares.

d.   Private Placement of Series C Convertible Preferred Shares

     During the month of September, 1997, the Company sold 45.5 Shares of Series C Convertible Preferred Shares ('"C" Preferred Shares') for an aggregate consideration of $455,000 less a 10% commission of $45,500 for net proceeds of $409,500. Each "C" Preferred Share (plus accumulated dividends) is convertible into Common Shares calculated by dividing $10,000 by the lesser of $3.50 or 75% of the average closing price of the Common Shares for the 20 trading days preceding conversion. Neither the "C" Preferred Shares nor the Common Shares into which they may be converted may be sold or transferred in public markets without an effective registration under the Securities Act of 1933.

     The Company has agreed to register the Common Shares underlying the C Preferred Shares.

Note 8 - Income Taxes

     The Company provides for the tax effects of transactions reported in the financial statements. The provision if any, consists of taxes currently due plus deferred taxes related primarily to differences between the basis of assets and liabilities for financial and income tax reporting. The deferred tax assets and liabilities, if any, represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. As of April 30, 1997 and October 31, 1997, the Company had no material current tax liability, deferred tax assets, or liabilities to impact on the Company's financial position because the deferred tax asset related to the Company's net operating loss carry forward and was fully offset by a valuation allowance.

     At October 31, 1997, the Company had net operating loss carry forwards for income tax purposes of $2,870,007. This carry forward is available to offset future taxable income, if any, and expires in the year 2010. The Company's utilization of this carry forward against future taxable income may become subject to an annual limitation in the event that there is a cumulative change in ownership of the Company of more than 50%.

                        AMERICAN BIO MEDICA CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                        FOR THE YEAR ENDED APRIL 30, 1997
              AND THE SIX MONTHS ENDED OCTOBER 31, 1997 (UNAUDITED)

     The components of the net deferred tax asset as of April 30, 1997 were as follows:

     Deferred tax asset:
          Net operating loss carry forward               $  975,802
          Valuation allowance                            $ (975,802)
                                                            -------
          Net deferred tax asset                         $     -0-

     The Company recognized no income tax benefit from the loss generated in the year ended April 30, 1997 and for the six months ended October 31, 1997. SFAS No. 109 requires that a valuation allowance be provided if it is more likely than not that some portion or all of a deferred tax asset will not be realized. The Company's ability to realize benefit of its deferred tax asset will depend on the generation of future taxable income. Because the Company has yet to recognize significant revenue from the sale of its products, the Company believes that a full valuation allowance should be provided.

Note 9 - Commitments and Contingencies

a. Lawsuits

     In February, 1994, Robert Friedenberg, former stockholder of two medical technology companies, MDI and Gendex, acquired by the Company, filed suit in the name of the two subsidiaries to have the Share Exchange Agreement under which the companies were acquired rescinded on the grounds of breach of contract. The Company filed a third party claim in July, 1994, against Dr. Friedenberg, seeking enforcement of the Share Exchange Agreement. In November, 1995, after a bifurcated trial, the court dismissed Dr. Friedenberg's lawsuit brought in the name of MDI and Gendex) and allowed the Company's third party claim to proceed to trial. In September, 1996, Dr. Friedenberg died.

     Trial on the third party claim was decided by a jury on May 5, 1997. The verdict determined that Dr. Friedenberg (represented by his estate) breached various contracts by failing to deliver certain technology to the Company. The jury also found in favor of the Company on two of the three fraud claims against Dr. Friedenberg and awarded the Company approximately $350,000 in damages. The trial judge, who is bound by the jury verdict against Friedenberg, will decide Dr. Friedenberg's Estate's pending claim to shares of Company common stock which the Company had refused to issue them to Dr. Friedenberg.

                        AMERICAN BIO MEDICA CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                        FOR THE YEAR ENDED APRIL 30, 1997
              AND THE SIX MONTHS ENDED OCTOBER 31, 1997 (UNAUDITED)

     In June, 1995, the Company filed a lawsuit against Jackson Morris, Esq. for the breach of attorney-client relationship and of his fiduciary duty to the Company for subsequently providing legal services to Dr. Friedenberg in his dispute with the Company. The Company's lawsuit demands damages in the amount of $1,000,000. Mr. Morris has counterclaimed for Common Shares. The court has set a trial date of September 14, 1998.

b. Public Relations Agreement

     In February, 1996, the Company entered into an agreement with OTC Communications ("OTC") for financial public relations and communications services to the Company and to serve when requested as the Company's liaison and spokesman to the financial and investment community. In March, 1996, the Company granted, under Regulation D to the Securities Act of 1933, to OTC the right to receive 100,000 Common Shares at a value of $.65 per share for a total consideration of $65,000 in lieu of an initial payment, monthly retainers and/or expense reimbursement, including communications and mailing for a period of one year. 550,000 Common Shares were granted for years 2 and 3 for a consideration of $.325 per share representing one-half the market price of the Common Shares at March 14, 1996, the date of the contract. This valuation reflects the receipt of unregistered Common Shares and the market risk of the holding period until they may be sold publicly. Of the 550,000 shares, 50,000 shares were allocated to expense reimbursement and 500,000 shares allocated to public relations consulting. Certificates representing the 100,000 Common Shares were issued in July, 1996. The Company has also issued to OTC 500,000 "A" Options which are exercisable at $1.00 through March 14, 1999 and 500,000 "B" Options, which are exercisable at $2.00 through March 14, 1999. Until a registration statement relating to the Common Shares underlying the options is effective, certificates representing the shares into which the options are exercised will bear a legend restricting transfer in the absence of an effective registration with the Commission or an exemption therefrom.

c. Nonstatutory Option Plans

     The Company has adopted the Fiscal 1996 Nonstatutory Stock Option Plan (the "1996 Plan") and the Fiscal 1998 Nonstatutory Stock Option Plan (the "1998 Plan"). 2,000,000 Common Shares were reserved under the 1996 Plan and 1,000,000 options under the 1998 Plan. Both plans are administered by the Option Committee of the Board of Directors.

     Stock options under the Plan may be granted to employees, officers, directors, consultants of the Company or any other parties who have made a significant contribution to the business and success of the Company. The exercise price under the Plan may be more, equal to or less than the then current market price of the Common Shares as deemed to be appropriate. All Nonstatutory Options are exercisable for a period of three years at $3.00 per share.

     As of October 31, 1997, the Company had issued 1,957,000 options under the 1996 Plan and 150,000 options under the 1998 Plan. All options were exercisable at $3.00 per share for a period of three years.

                        AMERICAN BIO MEDICA CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                        FOR THE YEAR ENDED APRIL 30, 1997
              AND THE SIX MONTHS ENDED OCTOBER 31, 1997 (UNAUDITED)

     As of October 31, 1997, 697,445 nonstatutory stock options had been exercised under the 1996 Plan for an aggregate consideration of $2,092,186.

     Following is a further breakdown of the options outstanding under the 1996 and 1998 Plans as of October 31, 1997:

                                          WEIGHTED AVERAGE
                   WEIGHTED AVERAGE
                                             REMAINING
                   EXERCISE PRICE OF
 RANGE OF EXERCISE         OPTIONS        CONTRACTUAL LIFE    WEIGHTED AVERAGE
    OPTIONS             OPTIONS
       PRICE              OUTSTANDING         IN YEARS         EXERCISE PRICE
   EXERCISABLE        EXERCISABLE
       -----              -----------         --------         --------------
   -----------     -----------------
      $3.00                 802,555             1.50             $3.00
   802,555              $3.00
       3.00                 457,000             2.50              3.00
   457,000               3.00
       3.00                 150,000             2.75              3.00
   150,000               3.00
                            -------             ----              ----
   -------              -----
                          1,409,555             2.00             $3.00
 1,409,555              $3.00

     Adjusted pro forma information regarding net income is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using the Black-Scholes method for option pricing with the following weighted-average assumptions for both 1996 and 1997: risk-free interest rates of 6%; volatility of 50%; dividend yields of 0%; and an expected life of the option of six years.

     For purposes of adjusted pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's adjusted pro forma information follows:

                             Years Ended             Six Months Ended
                              April 30,                 October 31,
                          1996         1997            1996         1997
                      -----------   -----------    -----------   -----------
Adjusted pro forma
   net income         $ (996,458)   $ (590,321)    $ (275,218)   $   (2,297)

Adjusted pro forma
  net income per share  $  (0.08)   $    (0.05)    $     (.02)   $     (.00)

                        AMERICAN BIO MEDICA CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                        FOR THE YEAR ENDED APRIL 30, 1997
              AND THE SIX MONTHS ENDED OCTOBER 31, 1997 (UNAUDITED)

     The pro forma effects on net income for 1996 and 1997 is not likely to be representative of the effects on reported net income or loss in future years. In management's opinion, existing stock option valuation models do not provide a reliable single measure of the fair value of employee stock options that have vesting provisions and are not transferable. In addition, option valuation models require the input of highly subjective assumptions, including expected stock price volatility. Changes in such subjective input assumptions can materially affect the fair value estimate of employee stock options.

e. Leased Office Space

     The Company leases 4,000 square feet of office and warehouse space in two locations from unrelated parties on a month to month basis at an aggregate rent of $1,000 per month.

Note 10 - Secured Loan

     In April, 1996, a potential obligation aggregating $126,500 to a finance company became barred by New York State's six-year statute of limitations. The Company wrote off the obligation during the second quarter of fiscal 1997.

Note 11 - Business and Credit Concentrations

     The amount reported in the financial statements for cash represents fair market value. Because the difference between cost and the lower of cost or market is immaterial, no adjustment has been recognized and investments are recorded at cost.

     The Company sells its products primarily to distributors located in the United States. Credit is extended based on an evaluation of the customer's financial condition and, generally, collateral is not required. Credit losses have been minimal and within Management's expectations. At October 31, 1997, two customers accounted for 42.2% of accounts receivable.

     The Company invests its excess cash in debt instruments of financial institutions and corporations with strong credit ratings. The Company has established guidelines relative to diversification and maturities that maintain safety and liquidity. These guidelines are periodically reviewed and modified to take advantage of trends in yields and interest rates. The Company has not realized any losses on its marketable securities.

Note 12 - Development Stage Company

     The Company was considered to be a development stage company with little operating history subsequent to the commencement of development of bio-medical technologies which are, at present, its core business. The Company is in commercial production of its drug test kits and has what management maintains are adequate resources to adequately fund its continuing operations. The Company is no longer considered to be a development stage Company.

Note 13 - Subsequent Events

     The Company has been accepted for a listing on the Nasdaq SmallCap market.

                         AMERICAN BIO MEDICA CORPORATION
                                     Part II
                     Information Not Required in Prospectus

     Item 24. Indemnification of Directors and Officers

     The New York Business Corporation Law provides for the indemnification of the Company's officers, directors and corporate employees and agents under certain circumstances as follows:

     721 NONEXCLUSIVITY OF STATUTORY PROVISIONS FOR INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The indemnification and advancement of expenses granted pursuant to, or provided by, this article shall not be deemed exclusive of any other rights to which a director or officer seeking indemnification or advancement of expenses may be entitled, whether contained in the certificate of incorporation or the by-laws or, when authorized by such certificate of incorporation or by-laws, (i) a resolution of shareholders, (ii) a resolution of directors, or (iii) an agreement providing for such indemnification, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled. Nothing contained in this article shall affect any rights to indemnification to which corporate personnel other than directors and officers may be entitled by contract or otherwise under law.

     722 AUTHORIZATION FOR INDEMNIFICATION OF DIRECTORS AND OFFICERS.

(a) A corporation may indemnify any person, made, or threatened to be made, a party to an action or proceeding other than one by or in the right of the corporation to procure a judgment in its favor, whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

(b) The termination of any such civil or criminal action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that any such director or officer did not act, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation or that he had reasonable cause to believe that his conduct was unlawful.

(c) A corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by mason of the fact that he, his testator or intestate, is or was a director or officer of the corporation, or is or was seeing at the request of the corporation as a director or officer of any other corporation of any type or kind, domestic or foreign, of any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation, except that no indemnification under this paragraph shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim issue or matter as to which such person shall have been adjudged to be liable to the corporation. unless and only to the extent that the court on which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

(d) For the purpose of this section, a corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to the corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be considered fines; and action taken or omitted by a person with respect to an employee benefit plan in the performance of such person's duties for a purpose reasonably believed by such person to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.

     723 PAYMENT OF INDEMNIFICATION OTHER THAN BY COURT AWARD.

(a) A person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in section 722 shall be entitled to indemnification as authorized in such section.

(b) Except as provided in paragraph (a), any indemnification under section 722 or otherwise permitted by section 721, unless ordered by a court under section 724 (Indemnification of directors and officers by a court), shall be made by the corporation, only if authorized in the specific case:

     (1) By the board acting by a quorum consisting of directors who are not parties to such action or proceeding upon a finding that the director or officer has met the standard of conduct set forth in section 722 or established pursuant to section 721, as the case may be, or,

     (2) If a quorum under subparagraph (1) is not obtainable or, even if obtainable, a quorum of disinterested directors so directs;

          (A) By the board upon the opinion in writing of independent legal counsel that indemnification is proper in the circumstances because the applicable standard of conduct set forth in such sections has been met by such director or officer, or

          (B) By the shareholders upon a finding that the director or officer has met the applicable standard of conduct set forth in such sections.

(c) Expenses incurred in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount as, and to the extent, required by paragraph (a) of section 725.

     724 INDEMNIFICATION OF DIRECTORS AND OFFICERS BY A COURT.

(a) Notwithstanding the failure of a corporation to provide indemnification, and despite any contrary resolution of the board or of the shareholders in the specific case under section 723 (Payment of indemnification other than by court award), indemnification shall be awarded by a court to the extent authorized under section 722 (Authorization for indemnification of directors and officers) and paragraph (a) of section 723. Application therefore may be made, in every case, either

     (1) In the civil action or proceeding in which the expenses were incurred or the amounts were paid, or

     (2)  to the  supreme  court in a  separate  proceeding,  in which  case the application shall set forth the disposition of any previous application made to any court for the same or similar relief and also reasonable cause for the failure to make application for such relief in the action or proceeding in which the expenses were incurred or other amounts were paid

     (b) the application shall be made in such manner and form as may be required by the applicable rules of court or, in the absence thereof, by direction of a court to which it is made. Such application shall be upon notice to the corporation. The court may also direct that notice by given at the expense of the corporation to the shareholder and such other person as it may designate in such manner as it may require.

     (c) Where indemnification is sought by judicial action, the court may allow a person such reasonable expenses, including attorneys' fees, during the pendency of the litigation as are necessary in connection with his defense therein, if the court shall find that the defendant has by his pleadings or during the course of the litigation raised genuine issues of fact or law.

     725 OTHER PROVISIONS AFFECTING INDEMNIFICATION OF DIRECTORS AND OFFICERS.

(a) All expenses incurred in defending a civil or criminal action or proceeding which are advanced by the corporation under paragraph (c) of section 723 (Payment of indemnification other than by court award) or allowed by a court under paragraph (c) of section 724 (Indemnification of directors and officers by a court) shall be repaid in case the person receiving such advancement or allowance is ultimately found, under the procedure set forth in this article, not to be entitled to indemnification or, where indemnification is granted, to the extent the expenses so advanced by the corporation or allowed by the court exceed the indemnification to which he is entitled.

(b)  No  indemnification,  advancement  or  allowance  shall be made  under this article in any circumstance where it appears:

     (1) That the indemnification would be inconsistent with the law of the jurisdiction of incorporation of a foreign corporation which prohibits or otherwise limits such indemnification

     (2) That the indemnification would be inconsistent with a provision of the certificate of incorporation, a by-law, a resolution of the board or of the shareholders, an agreement or other proper corporate action, in effect at the time of the accrual of the alleged cause of action asserted in the threatened or pending action or proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification; or

     (3) If there has been a settlement approved by the court, that the indemnification would be inconsistent with any condition with respect to indemnification expressly imposed by the court in approving the settlement.

(c) If any expenses or other amounts are paid by way of indemnification, otherwise than by court order or action by the shareholders, the corporation shall, not later than the next annual meeting of shareholders unless such meeting is held within three months from the date of such payment, and in any event, within fifteen months from the date of such payment, mail to its shareholders of record at the time entitled to vote for the election of directors a statement specifying the persons paid, the amounts paid, and the nature and status at the time of such payment of the litigation or threatened litigation.

(d) If any action with respect to indemnification of directors and officers is taken by way of amendment of the by-laws, resolution of directors, or by agreement, then the corporation shall, not later than the next annual meeting of shareholders, unless such meeting is held within three months from the date of such action, and, in any event, within fifteen months from the date of such action, mail to its shareholders of record at the time entitled to vote for the election of directors a statement specifying the action taken.

(e)  Any  notification  required to be made pursuant to the foregoing  paragraph
     (c) or (d) of this section by any domestic mutual insurer shall be satisfied by compliance with the corresponding provisions of section one thousand two hundred sixteen of the insurance law.

     726 INSURANCE FOR INDEMNIFICATION OF DIRECTORS AND OFFICERS.

a) Subject to paragraph (b), a corporation shall have power to purchase and maintain insurance:

     (1) To indemnify the corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the provisions of this article, and

     (2) To indemnify directors and officers in instances in which they may be indemnified by the corporation under the provisions of this article, and

     (3) To indemnify directors and officers in instances in which they may not otherwise be indemnified by the corporation under the provisions of this article provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the superintendent of insurance, for a retention amount and for coinsurance.

(b) No insurance under paragraph (a) may provide for any payment, other than cost of defense, to or on behalf of any director or officer:

     (1) if a judgment or other final adjudication adverse to the insured director or officer establishes that his acts of active and deliberate dishonesty were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled, or

     (2) in relation to any risk the insurance of which is prohibited under the insurance law of this state.

(c) Insurance under any or all subparagraphs of paragraph (a) may be included in a single contract or supplement thereto. Retrospective rated contracts are prohibited.

(d) The corporation shall, within the time and to the persons provided in paragraph (c) of section 725 (Other provisions affecting indemnification of directors or officers), mail a statement in respect of any insurance it has purchased or renewed under this section, specifying the insurance carrier, date of the contract, cost of the insurance, corporate positions insured, and a statement explaining all sums, not previously reported in a statement to shareholders, paid under any indemnification insurance contract.

(e) This section is the public policy of this state to spread the risk of corporate management, notwithstanding any other general or special law of this state or of any other jurisdiction including the federal government.

     Item 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses payable by the Registrant in connection with the issuance and distribution of the securities are estimated as follows:

                                                  Amount
                                                  -----
SEC Registration Fee                               $400
Printing and Mailing                             $1,000
Legal Fees and Expenses                         $10,000
Accounting Fees                                  $5,000
Transfer Agent Fees                              $1,000
Miscellaneous                                    $2,600
                                                -------
                               Total            $20,000

     Item 26. RECENT SALES OF UNREGISTERED SECURITIES

     The following unregistered securities have been issued by the Registrant:

     The title and amount of securities issued and the aggregate offering price or other consideration are as follows:

     In February, 1996, the Registrant sold, through a private placement, 25,000 units (the "Units") pursuant to Rule 504 ("Rule 504") to the Securities Act of 1933, as amended, (the "Securities Act") consisting of an aggregate of 25,000 Common Shares, 500,000 "A" Warrants and 50,000 "B" Warrants for an aggregate consideration of $25,000.

     As of April 30, 1996, the Registrant issued 489,181 restricted Common Shares in consideration for past services to five individuals in the amount of $60,975 or an average consideration of $.125 per share.

     As of April 30, 1996, the Registrant issued to OTC Communications 100,000 Common Shares under Rule 504 as consideration for financial consulting services rendered per contract at a value of $.65 per share.

     As of April 30, 1996, the Registrant issued to Riverside Consulting Group, Inc. 25,000 common shares under Rule 504 in consideration for financial consulting services of $12,500 at $.50 per share.

     As of April 30, 1996, the Registrant issued an aggregate of 100,000 Common Shares to two persons under Rule 504 valued at $.50 per share in consideration for financial consulting services.

     As of April 30, 1996, the Registrant authorized the issuance to OTC Communications 550,000 restricted Common Shares, 500,000 shares as consideration for financial consulting services rendered per contract and 50,000 as expense reimbursement at a value of $178,750 or $.325 per share

     From 1993 through 1996, the Company sold an aggregate of $1,417,000 of 12% convertible Debentures, under Rule 504, the principal amount of each Debenture convertible at the option of the holder into Common Shares at $.75 per share. All the Debentures have been converted at $.75 per share into 1,888,333 Common Shares. There are no outstanding Debentures.

     All the "A" Warrants issued as part of the Units have been exercised at $.50 each into Common Shares and all the "B" Warrants issued as part of the Units have been exercised at $1.00 each into Common Shares pursuant to Rule 504.

     In September, 1996, the Registrant issued 150 "A" Preferred Shares to Midland Walwyn Capital, Inc. for a total purchase price of $1,500,000. Each Preferred Share was convertible into Common Shares at the option of the holder pursuant to the following formula: $10,000 (the purchase price of each Preferred Share) divided by the lesser of $6.07 or 75% of the Market Price. ("Market Price" was defined as the average closing price of the Common Shares for the five days prior to the date of conversion of the "A" Preferred Shares.)

     In September, 1996, the Registrant issued 24,712 Warrants to a non-management consultant. Each warrant was exercisable into one Common Share originally at $6.07 and subsequently adjusted to $3.00 for a period of two years commencing the effective date of a registration statement relating to the underlying Common Shares. An effective registration statement covers the Common Shares underlying these warrants.

     In March, 1996, the Registrant issued to OTC Communications 500,000 "A" Options exercisable until March 14, 1999 at $1.00 per share and 500,000 "B" Options exercisable until March 14, 1999 at $2.00 per share. These options and the shares underlying them are restricted.

     In June, 1996, the Company adopted its 1996 Nonstatutory Stock Option Plan under which a maximum of 2,000,000 Nonstatutory Options may be issued. 1,500,000 Nonstatutory Options were issued on June 28, 1996 as follows: Stan Cipkowski, President, 550,000 options; Edmund Jaskiewicz, Executive Vice-President, 250,000 options; Jay Bendis, Vice-President-Marketing, 300,000 options; Henry Wells, Vice-President-Product Development, 150,000 options; and four non-management employees and consultants, 225,000 options each. Each Nonstatutory Option entitles the holder to purchase one Common Share for $3.00 for a period of three years. In November, 1996, 131,000 options were issued to two consultants, each option exercisable at $3.00 until November 12, 1999.

     On April 30, 1997, the Company issued 20,000 options to Jay Bendis, Executive-Vice-President and 252,000 options to 15 non-Management employees and consultants. Each Nonstatutory Option entitles the holder to purchase one Common Share for $3.00 for a period of three years.

     As of October 31, 1997, the Company had issued 150,000 Nonstatutory Options to Douglas Casterlin, Vice-President. Each Nonstatutory Option entitles the holder to purchase one Common Share for $3.00 for a period of three years.

     As of October 31, 1997, 697,445 nonstatutory stock options had been exercised for an aggregate consideration of $2,092,186.

     On August 29, 1997, the Company issued 185,000 options as follows: 10,000 to Jasper Clay, Jr., a Director, 10,000 to John F. Murray, a Director, and 165,000 options to 5 non-management employees.

     In September, 1997, the Registrant issued 60 "B" and 44.5 "C" Preferred Shares to a total of 12 investors for a total purchase price of $1,055,000 Each Preferred Share is convertible into Common Shares at the option of the holder pursuant to the following formula: $10,000 (the purchase price of each Preferred Share) divided by the lesser of $3.50 or 75% of the Market Price. ("Market Price" is defined as the average closing price of the Common Shares for the 20 days prior to the date of purchase or conversion, as the case may be, of the "B" and "C" Preferred Shares.)

     The Common Shares underlying the Nonstatutory Options have been registered under the Securities Act.

     Exemption from registration of the issue of said securities is claimed under Section 4(2) of the Securities Act. Neither the Issuer nor any person acting on its behalf offered or sold the securities by means of any form of general solicitation or general advertising. Prior to the making any offer, the Registrant had reasonable grounds to believe and believed that each subscriber was capable of evaluating the merits and risks of the prospective investment or was able to bear the economic risk of the investment. Prior to making any sale, the issuer had reasonable grounds to believe and believed that each subscriber was capable of evaluating the merits and risks of the prospective investment or was able to bear the economic risk of the investment.

     Each purchaser represented in writing that he acquired the securities for his own account. Except for the securities sold under Rule 504, the certificates of which bear no restrictive legend, a legend was placed on each certificate stating that the securities have not been registered under the Securities Act; and setting forth the restrictions on their transferability and sale. Each purchaser signed a written agreement that the securities will not be sold without registration under the Securities Act of exemption therefrom.

     Item 27. EXHIBITS


                                    Exhibits

               Exhibit List

     3.1  Certificate of Incorporation*

     3.2  First Amendment to Certificate of Incorporation*

     3.3  Second Amendment to Certificate of Incorporation*

     3.4  Third Amendment to Certificate of Incorporation*

     3.5  Bylaws*

     3.6  Fourth Amendment to Certificate of Incorporation*

     4.1  Specimen Common Share Certificate*

     4.2  Specimen "B" Warrant Certificate**

     4.3  Terms of Series "A" Preferred Shares**

     4.4 Private Securities Subscription Agreement to Series "A" Preferred Shares**

     4.5 Registration Rights Agreement relating to Common Shares underlying Series "A" Preferred Shares**

     4.6 Form of Subscription Agreement relating to Series "B" Convertible Preferred Shares

     4.7  Form  of  Designation   Agreement  Relating  to  Terms  of  Series "C"
          Convertible Preferred Shares

     4.8 Registration Rights Agreement relating to Common Shares underlying Series "C" Preferred Shares

     5.3  Opinion of Pensley & Fugler**

     5.4  Opinion of Joel Pensley, Esq.

    10.1  Contract with OTC Communications*

    10.2  Employment Contract between the Registrant and Stan Cipkowski*

    10.3  Employment Contract between the Registrant and Edmund Jaskiewicz*

    10.4  Employment Contract between the Registrant and Jay Bendis*

    10.5  Employment Contract between the Registrant and Douglas Casterlin

    23.4  Consent of Thomas P. Monahan, CPA**

    23.5  Consent of Pensley & Fugler**

    23.6  Consent of Joel Pensley, Esq.

    23.7  Consent of Thomas P. Monahan, CPA to First Amendment**

    23.8  Consent of Thomas P. Monahan, CPA to Post Effective Amendment**

    23.9  Consent of Thomas P. Monahan, CPA


     *Previously submitted as exhibits to Form 10-SB

     ** Previously submitted as exhibits to Form SB-2

             Financial Statement Schedules:  None
--------------------------

         Item 28.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned hereby undertakes:

(a) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

     (iii)to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

(b) that, for the purposes of determining any liability under said Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

     Subject to the terms and conditions of Section 15(d) of the Securities and Exchange Act of 1934, the undersigned hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to its authority.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Ancramdale and State of New York on the 24th day of December, 1997.



                                AMERICAN BIO MEDICA CORPORATION
                                     (Registrant)

                                    By: /s/Stan Cipkowski
                                        ------------------
                                        Stan Cipkowski,
                                        President and Principal
                                        Executive Officer


                                    By: /s/John F. Murray
                                        --------------------
                                        John F. Murray,
                                        Treasurer and Principal
                                        Financial Officer


Date: December 24, 1997

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed below by the following persons in the capacities and on the dates indicated:


/s/Stan Cipkowski
---------------------               Director                December 24, 1997
Stan Cipkowski

/s/Edmund Jaskiewicz
---------------------
Edmund Jaskiewicz                   Director                December 24, 1997

/s/Jay Bendis
---------------------
Jay Bendis                          Director                December 24, 1997


---------------------
John F. Murray                      Director


---------------------
Jasper R.  Clay,  Jr.               Director

/s/Karen Russo
---------------------                                       December 24, 1997
Karen Russo                         Director